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Kimberly-Clark Corporation
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Proxy Statement
For 2014
Annual Meeting of Stockholders

Kimberly-Clark Corporation

March 10, 2014

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, May 1, 2014, at 9:00 a.m. at our World Headquarters, which is located at 351 Phelps Drive, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect twelve directors for a one-year term, ratify the selection of Kimberly-Clark’s independent auditors, approve the compensation for our named executive officers, and vote on a stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote using the proxy form by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy form. Additional information about voting your shares is included in the proxy statement.

Sincerely,

2014 Proxy Statement

Notice of
Annual Meeting
of Stockholders

TO BE HELD
Thursday
May 1, 2014
9:00 a.m.

AT OUR WORLD HEADQUARTERS
351 Phelps Drive
Irving, Texas

You are invited to attend the Annual Meeting of Stockholders of Kimberly-Clark Corporation, which will be held for the following purposes:

1.	To elect as directors the twelve nominees named in the accompanying proxy statement;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2014;

3.	To approve the compensation for our named executive officers;

4.	To vote on a stockholder proposal that may be presented at the meeting; and

5.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on March 3, 2014, are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning your proxy form.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that participants in the plans indicate their preferences by using the Internet or telephone or by signing, dating and returning the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided.

To attend in person, please register by following the instructions on page 9.

March 10, 2014	By Order of the Board of Directors.

John W. Wesley
Vice President—
Deputy General Counsel
and Corporate Secretary

2014 Proxy Statement	1

Table of Contents

4	Proxy Summary

7	Information About Our Annual Meeting
7	How We Provide Proxy Materials
7	Who May Vote
7	How to Vote
8	How to Revoke or Change Your Vote
8	Votes Required
8	How Abstentions will be Counted
9	Effect of Not Instructing Your Broker
9	Direct Stock Purchase and Dividend Reinvestment Plan
9	Employee Benefit Plans
9	Attending the Annual Meeting
9	Costs of Solicitation

10	Corporate Governance
10	Board Leadership Structure
11	Director Independence
12	Board Meetings
12	Board Committees
17	Compensation Committee Interlocks and Insider Participation
17	Communicating with Directors
17	Other Corporate Governance Policies and Practices

20	Proposal 1. Election of Directors
20	Process for Director Elections
20	Process and Criteria for Nominating Directors
21	Committee Review of Attributes of Current Directors
22	Diversity of Directors
22	The Nominees
28	Director Compensation
29	2013 Outside Director Compensation

31	Proposal 2. Ratification of Auditors
32	Principal Accounting Firm Fees
32	Audit Committee Approval of Audit and Non-Audit Services
33	Audit Committee Report

2	2014 Proxy Statement

34	Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

36	Compensation Discussion and Analysis
36	2013 Compensation Highlights
40	Executive Compensation Objectives and Policies
41	Components of Our Executive Compensation Program
42	Setting Annual Compensation
44	Executive Compensation for 2013
52	Benefits and Other Compensation
54	Executive Compensation for 2014
56	Additional Information About Our Compensation Practices
59	Management Development and Compensation Committee Report
60	Analysis of Compensation-Related Risks

61	Compensation Tables
61	Summary Compensation
65	Grants of Plan-Based Awards
66	Discussion of Summary Compensation and Plan-Based Awards Tables
67	Outstanding Equity Awards
69	Option Exercises and Stock Vested
69	Pension Benefits
72	Nonqualified Deferred Compensation
74	Potential Payments on Termination or Change of Control

81	Proposal 4. Stockholder Proposal Regarding Right to Act by Written Consent

83	Other Information
83	Security Ownership Information
85	Section 16(a) Beneficial Ownership Reporting Compliance
85	Transactions with Related Persons
86	Stockholders Sharing the Same Household
87	2015 Stockholder Proposals
87	Stockholder Nominations for Board of Directors
87	Annual Meeting Advance Notice Requirements

88	Other Matters to be Presented at the Annual Meeting

2014 Proxy Statement	3

Proxy Summary

This section contains only selected information. Stockholders should review the entire Proxy Statement before casting their votes.

Matters for Stockholder Voting

Board voting
Proposal		Description	recommendation
1	Election of Directors	Election of 12 directors to serve for a one-year term	FOR all nominees
2	Ratification of auditors for the coming year	Approval of the Audit Committee’s selection of Deloitte & Touche LLP as Kimberly-Clark’s independent auditor for 2014	FOR
3	Say-on-pay	Advisory approval of our named executive officers’ compensation	FOR
4	Stockholder proposal on written consent	Proposal to permit stockholders to act by written consent	AGAINST

2013 Performance and Compensation Highlights

The Management Development and Compensation Committee of our Board concluded that Kimberly-Clark’s management delivered above-target financial performance in 2013, as reflected in our key financial results:

Performance Measures	2013 Results	2013 Target
Net sales	$21.2 billion	$21.3 billion
Adjusted EPS	$5.77	$5.55
Adjusted OPROS improvement	90 bps	40 bps

For details on how these measures are adjusted, see “Compensation Discussion and Analysis — Executive Compensation for 2013, 2013 Performance Goals, Performance Assessments and Payouts.”

Since performance was above target, the Committee approved annual cash incentives for 2013 above the target amount, including an annual incentive payout for our Chief Executive Officer of 132% of his target payout amount.

The chart at left shows the Total Shareholder Return for Kimberly-Clark, our Executive Compensation Peer Group (taken as a whole) and the S&P 500 for the previous three years. We believe this indicates that the execution of our global business plan and the oversight by our management and Board have been effective for the growth of Kimberly-Clark as well as for returning value to our stockholders.

4	2014 Proxy Statement

Proxy Summary

Our Board Nominees

Listed below are Kimberly-Clark’s Board nominees. We believe they collectively possess the necessary experience attributes to effectively guide our company and reflect the diversity of our global consumer.

Name	Committee
Main Occupation	Roles	Independent	Experience Highlights
Thomas J. Falk Chairman of the Board and CEO Kimberly-Clark Corporation	EC		▶	Meets NYSE financial literacy requirements; background in accounting
			▶	Leadership experience as a CEO
			▶	Industry knowledge
			▶	International experience
			▶	Marketing, compensation, governance, and public company board experience
John R. Alm Retired President and CEO Coca-Cola Enterprises, Inc.	AC	✓	▶	Audit Committee financial expert
	(Chair)		▶	Leadership experience as a CEO/CFO
	EC		▶	Industry knowledge
			▶	International experience
			▶	Marketing, compensation, governance, and public company board experience
John F. Bergstrom Chairman and CEO Bergstrom Corporation	AC	✓	▶	Meets NYSE financial literacy requirements
			▶	Leadership experience as a CEO
			▶	Provides diversity of background/viewpoint
			▶	Marketing, compensation, governance and public company board experience
Abelardo E. Bru Retired Vice Chairman Pepsico, Inc.	MDCC	✓	▶	Meets NYSE financial literacy requirements
	(Chair)		▶	Leadership experience as a CEO
	EC		▶	Industry knowledge
			▶	International experience
			▶	Provides diversity of background/viewpoint
			▶	Marketing, compensation, governance and public company board experience
Robert W. Decherd Vice Chairman A.H. Belo Corporation	AC	✓	▶	Meets NYSE financial literacy requirements
			▶	Leadership experience as a CEO
			▶	Provides diversity of background/viewpoint
			▶	Marketing, compensation, governance and public company board experience
Fabian T. Garcia COO Global Innovation and Growth, Europe & Hill’s Pet Nutrition (division of Colgate-Palmolive) Colgate-Palmolive Corporation	MDCC	✓	▶	Meets NYSE financial literacy requirements
	NCGC		▶	Leadership experience as a COO
			▶	Industry knowledge
			▶	International experience
			▶	Provides diversity of background/viewpoint
			▶	Marketing, compensation and governance experience

AC	Audit Committee
EC	Executive Committee
MDCC	Management Development and Compensation Committee
NCGC	Nominating and Corporate Governance Committee

2014 Proxy Statement	5

Proxy Summary

Our Board Nominees (continued)

Name	Committee
Main Occupation	Roles	Independent	Experience Highlights
Mae C. Jemison, M.D. President The Jemison Group	MDCC	✓	▶	Meets NYSE financial literacy requirements
	NCGC		▶	Leadership experience with start-ups and non-profits
			▶	Industry Knowlegde
			▶	International experience
			▶	Provides diversity of background/viewpoint
			▶	Compensation, governance and public company board experience
James M. Jenness Chairman of the Board Kellogg Company	EC	✓	▶	Meets NYSE financial literacy requirements
	(Chair)	Independent	▶	Leadership experience as a CEO
		Lead Director	▶	Industry knowledge
			▶	International experience
			▶	Marketing, compensation, governance and public company board experience
Nancy J. Karch Retired Director McKinsey & Co.	AC	✓	▶	Meets NYSE financial literacy requirements; background in finance
			▶	Leadership experience as a Senior Executive
			▶	Industry knowledge
			▶	Provides diversity of background/viewpoint
			▶	Compensation, governance and public company board experience
Ian C. Read Chairman of the Board and CEO Pfizer, Inc.	NCGC	✓	▶	Meets NYSE financial literacy requirements; background in finance
	(Chair)		▶	Leadership experience as a CEO
	EC		▶	Industry knowledge
			▶	International experience
			▶	Marketing, compensation, governance and public company board experience
Linda Johnson Rice Chairman Johnson Publishing Company, Inc.	AC	✓	▶	Meets NYSE financial literacy requirements
			▶	Leadership experience as a CEO
			▶	International experience
			▶	Provides diversity of background/viewpoint
			▶	Marketing, compensation, governance and public company board experience
Marc J. Shapiro Retired Vice Chairman JPMorgan Chase & Co.	MDCC	✓	▶	Meets NYSE financial literacy requirements; background in banking/finance
	NCGC		▶	Leadership experience as a CEO
			▶	Provides diversity of background/viewpoint
			▶	Compensation, governance and public company board experience

AC	Audit Committee
EC	Executive Committee
MDCC	Management Development and Compensation Committee
NCGC	Nominating and Corporate Governance Committee

6	2014 Proxy Statement

Information About Our
Annual Meeting

On behalf of the Board of Directors of Kimberly-Clark Corporation, we are soliciting your proxy for use at the 2014 Annual Meeting of Stockholders, to be held on May 1, 2014, at 9:00 a.m. at our World Headquarters in Irving, Texas.

How We Provide Proxy Materials

We began providing our proxy statement and form of proxy to stockholders on March 13, 2014.

As Security and Exchange Commission (“SEC”) rules permit, we are making our proxy statement and our annual report available to many of our stockholders via the Internet rather than by mail. This reduces printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the notice for requesting these materials.

Who May Vote

If you were a stockholder of record at the close of business on the record date of March 3, 2014, you are eligible to vote at the meeting. Each share that you own entitles you to one vote.

As of the record date, 378,684,136 shares of our common stock were outstanding.

How To Vote

You may vote in person by attending the meeting, by using the Internet or telephone, or (if you received printed proxy materials) by completing and returning a proxy form by mail. If telephone or Internet voting is available to you, see the instructions on the notice of electronic availability or the proxy form and have the notice or proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the proxy form, then follow the instructions on the card.

Please note that if you received a notice of electronic availability as described above, you cannot vote your shares by filling out and returning the notice. Instead, you should follow the instructions contained in the notice on how to vote by using the Internet or telephone.

2014 Proxy Statement	7

Information About Our Annual Meeting How Abstentions will be Counted

The named proxies will vote your shares according to your directions. The voting results will be certified by independent Inspectors of Election.

If you sign and return your proxy form, or if you vote using the Internet or by telephone, but you do not specify how you want to vote your shares, the named proxies will vote your shares as follows:

▶	FOR the election of directors named in this proxy statement

▶	FOR ratification of the selection of our independent auditors

▶	FOR approval of the compensation of our named executive officers

▶	AGAINST the stockholder proposal requesting stockholders be permitted to act by written consent

How To Revoke or Change Your Vote
There are several ways to revoke or change your vote:

▶	Mail a revised proxy form to the Corporate Secretary of Kimberly-Clark (the form must be received before the meeting starts). Use the following address: 351 Phelps Drive, Irving, TX 75038

▶	Use the Internet voting website

▶	Use the telephone voting procedures

▶	Attend the meeting and vote in person

Votes Required

There must be a quorum to conduct business at the Annual Meeting, which is established by having a majority of the shares of our common stock present in person or represented by proxy.

Election of Directors. A director nominee will be elected if he or she receives a majority of the votes cast at the meeting in person or by proxy. If any nominee does not receive a majority of the votes cast, then that nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes.

Other Proposals or Matters. Approval requires the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and are entitled to vote on the proposal or matter.

How Abstentions will be Counted

Election of Directors. Abstentions will have no impact on the outcome of the vote. They will not be counted for the purpose of determining the number of votes cast or as votes “for” or “against” a nominee.

Other Proposals. Abstentions will be counted:

▶	as present in determining whether we have a quorum

▶	in determining the total number of shares entitled to vote on a proposal

▶	as votes against a proposal

8	2014 Proxy Statement

Information About Our Annual Meeting Costs of Solicitation

Effect of Not Instructing Your Broker

Routine Matters. If your shares are held through a broker and you do not instruct the broker on how to vote your shares, your broker may choose to leave your shares unvoted or to vote your shares on routine matters. “Proposal 2. Ratification of Auditors” is the only routine matter on the agenda at this year’s Annual Meeting.

Non-Routine Matters. Without instructions, your broker cannot vote your shares on non-routine matters, resulting in what are known as “broker non-votes.” Broker non-votes will not be considered present or entitled to vote on non-routine matters and will also not be counted for the purpose of determining the number of votes cast on these proposals.

Direct Stock Purchase and Dividend Reinvestment Plan

If you participate in our Direct Stock Purchase and Dividend Reinvestment Plan, you will receive a proxy form that represents the number of full shares in your plan account plus any other shares registered in your name. There are no special instructions for voting shares held in the plan; simply use the normal voting methods described in this proxy statement.

Employee Benefit Plans

We are also sending or otherwise making this proxy statement and voting materials available to participants who hold Kimberly-Clark stock through any of our employee benefit and stock purchase plans. The trustee of each plan will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the participant’s directions. If a participant gives no directions, the plan committee will direct the voting of his or her shares.

Attending the Annual Meeting

If you are eligible to vote, you or a duly appointed representative may attend the Annual Meeting in person. If you do plan to attend, we ask that you inform us electronically, by telephone, or by checking the appropriate box on your proxy form. This will assist us with meeting preparations and help to expedite your admittance.

If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with written proof of your share ownership as of the record date. This will enable you to gain admission to the meeting.

If you need directions to the meeting, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Costs of Solicitation

Kimberly-Clark will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $19,000 plus reimbursement of out-of-pocket expenses.

2014 Proxy Statement	9

Corporate Governance

Our governance structure and processes are based on a number of important governance documents including our Code of Conduct, Certificate of Incorporation, Corporate Bylaws, Corporate Governance Policies and our Board Committee Charters. These documents, which are available in the investors section of our website at www.kimberly-clark.com, guide the Board and our management in the execution of their responsibilities.

Kimberly-Clark believes that there is a direct connection between good corporate governance and long-term, sustained business success, and we believe it is important to uphold sound governance practices. As such, the Board reviews its governance practices and documents on an ongoing basis, considering changing regulatory requirements, governance trends, and issues raised by our stockholders. After careful evaluation, we may periodically make governance changes in view of these matters to maintain current governance practices and promote shareholder value.

We believe we are in compliance with all corporate governance requirements of the NYSE, the SEC, the Sarbanes-Oxley Act of 2002 and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that have become effective as of the filing of this proxy statement.

Board Leadership Structure

The Board has established a leadership structure that allocates responsibilities between our Chairman of the Board and Chief Executive Officer and our Lead Director. The Board believes that this allocation provides for dynamic Board leadership while maintaining strong independence and oversight.

Consistent with this leadership structure, at least once a quarter our Lead Director, who is an independent director, chairs executive sessions of our non-management directors. Members of the company’s senior management team do not attend these sessions.

Chairman and Chief Executive Officer Positions
Under current circumstances, it is the Board’s view that a combined Chairman and CEO, coupled with a predominantly independent board and a proactive, independent Lead Director, promotes candid discourse and responsible corporate governance. Combining these roles also helps maintain clear lines of accountability internally and allows Kimberly-Clark’s leadership to speak with a single voice externally. The Board retains the discretion to separate the Chairman and Chief Executive Officer roles at any time if it deems that to be in our best interest.

Mr. Falk serves as Chairman of the Board and Chief Executive Officer. After careful consideration, the Board believes that with the benefit of Mr. Falk’s thirty years of operational and management experience at Kimberly-Clark he has demonstrated the leadership and vision necessary to lead the Board and Kimberly-Clark through our global business strategy. He continues to maintain an investor-focused perspective and his leadership has delivered strong performance. Accordingly, Mr. Falk continues to serve in this combined role at the pleasure of the Board without an employment contract.

10	2014 Proxy Statement

Corporate Governance Director Independence

Lead Director Mr. Jenness served as independent Lead Director in 2013. Our Corporate Governance Policies outline the significant role and responsibilities of the Lead Director, which include:

▶	Chairing the Executive Committee
▶	Chairing executive sessions at which non-management directors meet outside management’s presence, and providing feedback from such sessions to the Chief Executive Officer
▶	Coordinating the activities of the Independent Directors
▶	Providing input on agendas and schedules for Board meetings
▶	Leading (with the Chairman of the Nominating and Corporate Governance Committee) the annual Board evaluation
▶	Leading (with the Chairman of the Management Development and Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance
▶	Providing feedback to individual directors following their periodic evaluations
▶	Speaking on behalf of the Board and chairing Board meetings when the Chairman of the Board is unable to do so
▶	Acting as a direct conduit to the Board for stockholders, employees and others according to the Board’s policies

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent (“Independent Directors”). We believe our independent board helps ensure good corporate governance and strong internal controls.

Our Corporate Governance Policies, as adopted by the Board, provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). Our independence standards can be found in Section 17 of our Corporate Governance Policies.

The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards in our Corporate Governance Policies. In making these determinations, the Board considered the following:

▶

We made charitable contributions of $101,000 in 2011, $132,000 in each of 2012 and 2013, and paid approximately $68,000 in 2012 and $85,000 in 2013 for venue rental to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

▶

Companies majority-owned by Mr. Bergstrom paid us approximately $50,000 in each of 2011 and 2012 and $55,000 in 2013 to lease excess hangar space at an airport near Appleton, Wisconsin and approximately $174,000 in 2011, $185,000 in 2012 and $195,000 in 2013 for pilot services pursuant to a pilot sharing contract. In addition, these companies paid us approximately $198,000 in 2011, $194,000 in 2012 and $196,000 in 2013 for scheduling and aircraft services for their airplane.

▶

We paid approximately $66,200 in 2011, $1,000 in 2012 and $111,000 in 2013 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

▶	We made a charitable contribution of $50,000 in 2011, $1,000 in 2012 and $50,000 in 2013 to the Education is Freedom Foundation, where Mr. Bru is a director.

2014 Proxy Statement	11

Corporate Governance Board Committees

▶

We paid approximately $65,000 in 2012 for cooperative product advertising and customer development and approximately $51,000 in 2013 for the purchase of products for cooperative marketing to Colgate-Palmolive Company, where Mr. Garcia is Chief Operating Officer, Global Innovation and Growth, Europe & Hill’s Pet Nutrition.

▶	Colgate-Palmolive Company paid us approximately $78,000 in 2013 for products.
▶	Pfizer, Inc., for which Mr. Read serves as Chairman and Chief Executive Officer, paid us approximately $17,000 in 2011, $22,000 in 2012 and $89,000 in 2013 for products.
▶	We made charitable contributions of $25,000 in 2011, $27,000 in 2012 and $25,000 in 2013 to the United Negro College Fund, where Ms. Johnson Rice is a director.
▶

We purchased advertising totaling $315,000 in 2011, $211,000 in 2012 and $90,000 in 2013 from entities owned directly or indirectly by Johnson Publishing Company, Inc., where Ms. Johnson Rice is Chairman. These amounts constituted less than five percent of the gross revenues of Johnson Publishing Company, Inc., for 2011, 2012 and 2013, respectively.

▶

We paid approximately $557,000 in 2011, $550,000 in 2012 and $645,000 in 2013 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The NYSE listing standards and our own Corporate Governance Policies establish certain levels at which transactions are considered to have the potential to affect a director’s independence. The transactions listed above all fall below these levels.

Board Meetings

The Board of Directors met six times in 2013. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and the committees on which they served.

Although we do not have a formal policy with respect to director attendance at annual meetings, since 1997 all directors standing for election have attended the annual meetings. All of our directors attended the 2013 Annual Meeting.

Board Committees

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. In compliance with applicable NYSE corporate governance listing standards, the Board has adopted charters for all Committees except the Executive Committee.

Our Committee charters are available in the Investors section of our website at www.kimberly-clark.com.

As set forth in our Corporate Governance Policies, the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees all have the authority to retain independent advisors and consultants, with all costs paid by Kimberly-Clark.

12	2014 Proxy Statement

Corporate Governance Board Committees

Audit Committee

Chairman: John R. Alm

Other members: John F. Bergstrom, Robert W. Decherd, Nancy J. Karch and Linda Johnson Rice

The Board has determined that Mr. Alm is an “audit committee financial expert” under SEC rules and regulations. In addition, all Audit Committee members satisfy the NYSE’s financial literacy requirements and qualify as Independent Directors under our Corporate Governance Policies. See “Corporate Governance — Director Independence” for additional information on Independent Directors.

No member of the Audit Committee serves on the audit committees of more than three public companies. Under our Audit Committee Charter and NYSE corporate governance listing standards, if a member were to serve on more than three such committees, the Board would then determine whether this situation impairs the member’s ability to serve effectively on our Audit Committee, and we would post information about this determination on the investors section of our website at www.kimberly-clark.com.

During 2013 the Committee met seven times and the Chairman participated in three conference calls to preview earnings press releases.

The Committee’s principal functions, as specified in its charter, include:

▶	Overseeing:

† the quality and integrity of our financial statements

† our compliance programs

† our hedging strategies and policies

† the independence, qualification and performance of our independent auditors

† the performance of our internal auditors

▶	Selecting and engaging our independent auditors, subject to stockholder ratification

▶	Pre-approving all audit and non-audit services that our independent auditors provide

▶	Reviewing the scope of audits and audit findings, including any comments or recommendations of our independent auditors

▶	Establishing policies for our internal audit programs

▶	Overseeing the company’s risk management program and receiving periodic reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business

For additional information about the Audit Committee’s oversight activities in 2013, see “Proposal 2. Ratification of Auditors — Audit Committee Report.”

2014 Proxy Statement	13

Corporate Governance Board Committees

Management Development and Compensation Committee

Chairman: Abelardo E. Bru

Other members: Fabian T. Garcia, Mae C. Jemison, M.D. and Marc J. Shapiro

Each member of this Committee is an Independent Director. The Committee met five times in 2013.

The Committee’s principal functions, as specified in its charter, include:

▶	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that the policies are designed to align compensation with our overall business strategy and performance

▶	Setting, after an evaluation of his overall performance, the compensation level of the Chief Executive Officer

▶	Determining, in consultation with the Chief Executive Officer, compensation levels and performance targets for the senior executive team

▶	Overseeing:

† leadership development for senior management and future senior management candidates

† a periodic review of our long-term and emergency succession planning for the Chief Executive Officer and other key officer positions, in conjunction with our Board

† key organizational effectiveness and engagement policies

▶	Reviewing diversity and inclusion programs and related metrics

▶	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect

Roles of the Committee and the CEO in Compensation Decisions
Each year, the Committee reviews and sets the compensation of the officers that are elected by the Board (our “elected officers”), including our Chief Executive Officer and our other executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. With respect to officers that have been appointed to their position (our “non-elected officers”), our Chief Executive Officer has the authority to establish compensation programs and to approve equity grants. However, only the Committee may make grants to elected officers, including our executive officers.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target annual compensation for each of the other executive officers. The Committee makes the final determination of the target annual compensation for each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Compensation Discussion and Analysis.”

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Corporate Governance Board Committees

Use of Compensation Consultants
The Committee’s charter authorizes it to retain advisors, including compensation consultants, to assist it in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation policies. In selecting a consultant, the Committee evaluates the independence of the firm as a whole and of the individual advisors who will be working with the Committee.

Independent Committee Consultant. The Committee retains an independent executive compensation consultant who, according to the Committee’s written policy, provides services solely to the Committee and not to Kimberly-Clark. The Committee’s consultant has no other business relationship with Kimberly-Clark and receives no payments from us other than fees for services to the Committee. The consultant reports directly to the Committee, and the Committee may replace it or hire additional consultants at any time. A representative of the consultant attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The Delves Group served in this role through June 2013, when it was acquired by Towers Watson & Co. Because Towers Watson performs services for Kimberly-Clark, it could not serve as the Committee’s independent compensation consultant.

Following a careful selection process and final interviews at its September 2013 Committee meeting, the Committee retained Semler Brossy Consulting Group to serve as its independent compensation consultant beginning in September. At the Committee’s request, a representative of Semler Brossy attended the Committee’s November meeting. Don Delves, the president of The Delves Group, attended all Committee meetings through June 2013.

In 2013, the scope of activities for the Committee’s independent compensation consultant included:

▶	Conducting a review of the competitive market data (including base salary, annual incentive targets and long-term incentive targets) for our executive officers, including our Chief Executive Officer

▶	Reviewing and commenting, as requested by the Committee, on recommendations by management and Mercer Human Resource Consulting (“Mercer”) concerning executive compensation programs, including program changes and redesign, special awards, change-of-control provisions, our executive compensation peer group, any executive contract provisions, promotions, retirement and related items

▶	Reviewing and commenting on the Committee’s report for the proxy statement

▶	Attending Committee meetings

▶	Periodically consulting with the Chairman of the Committee

Kimberly-Clark Consultant. To assist management and the Committee in assessing our compensation programs and determining appropriate, competitive compensation for our executive officers, Kimberly-Clark annually engages an outside compensation consultant. In 2013, it retained Mercer for this purpose. Mercer has provided consulting services to Kimberly-Clark on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. During 2013, Mercer provided advice and counsel on various matters relating to executive and director remuneration, including the following services:

▶	Assessing our executive compensation peer group and recommending changes as necessary

▶	Assessing compensation levels within our peer group for executive officer positions and other selected positions

2014 Proxy Statement	15

Corporate Governance Board Committees

▶	Reviewing historic and projected performance for peer group companies under the metrics we use in our annual and long-term incentive plans

▶	Assisting in incentive plan design and modifications, as requested

▶	Providing market research on various issues as requested by management

▶	Preparing for and participating in Committee meetings, as requested

▶	Reviewing the Compensation Discussion and Analysis section of the Proxy Statement and other disclosures, as requested

▶	Consulting with management on compensation matters

Committee Assessment of Consultant Conflicts of Interest. The Committee has reviewed whether the work provided by Mercer, The Delves Group (through June 2013), and Semler Brossy (since September 2013) raises any conflict of interest. Factors considered by the Committee include: (1) other services provided to Kimberly-Clark by the consultant; (2) what percentage of the consultant’s total revenue is made up of fees from Kimberly-Clark; (3) policies or procedures of the consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between individual consultants involved in the engagement and Committee members; (5) any shares of Kimberly-Clark stock owned by individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on its review, the Committee does not believe that any of the compensation consultants that performed services in 2013 has a conflict of interest with respect to the work performed for Kimberly-Clark or the Committee.

Committee Report
The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Compensation Discussion and Analysis — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

Chairman: Ian C. Read

Other Members: Fabian T. Garcia, Mae C. Jemison, M.D. and Marc J. Shapiro

Each member of this Committee is an Independent Director. The Committee met four times in 2013.

The Committee’s principal functions, as specified in its charter, include the following:

▶	Overseeing the process for Board nominations

▶	Overseeing corporate governance matters, including developing and recommending to the Board changes to our Corporate Governance Policies

▶	Advising the Board on:

† Board organization, membership, function, performance and compensation

† committee structure and membership

† policies and positions regarding significant stockholder relations issues

▶	Reviewing director independence standards and making recommendations to the Board with respect to the determination of director independence

16	2014 Proxy Statement

Corporate Governance Other Corporate Governance Policies and Practices

▶	Monitoring and recommending improvements to the Board’s practices and procedures

▶	Reviewing stockholder proposals and considering how to respond to them

▶	Beginning in 2014, overseeing matters relating to Kimberly-Clark’s corporate social responsibility and sustainability activities and providing input to management on these programs and their effectiveness

The Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominations, including those proposed by stockholders. Those criteria and processes are described in “Proposal 1. Election of Directors — Process and Criteria for Nominating Directors” and “Other Information — Stockholder Nominations for Board of Directors.”

Executive Committee

Chairman: James M. Jenness (Lead Independent Director)

Other Members: John R. Alm, Abelardo E. Bru, Thomas J. Falk and Ian C. Read

The Committee did not meet in 2013.

The Committee’s principal function is to exercise, when necessary between board meetings, the Board’s powers to direct our business and affairs.

Compensation Committee Interlocks and Insider Participation

None of the members of the Management Development and Compensation Committee is a current or former officer or employee of Kimberly-Clark. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.

Communicating with Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Other Corporate Governance Policies and Practices

Corporate Governance Policies. The Board of Directors first adopted Corporate Governance Policies in 1994, and has amended them from time to time as rules and regulations change and governance practices develop. These policies guide Kimberly-Clark and the Board on matters of corporate governance, including: director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. To see these policies, go to the Investors section of our website at www.kimberly-clark.com.

Code of Conduct. Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Vice President and Controller. It is available in the Investors section of our website at www.kimberly-clark.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Vice President and Controller will also be posted at that location.

2014 Proxy Statement	17

Corporate Governance Other Corporate Governance Policies and Practices

Board and Management Roles in Risk Oversight. The Board is responsible for providing risk oversight with respect to our operations. In connection with this oversight, the Board particularly focuses on our strategic and operational risks, as well as related risk mitigation. In addition, the Board reviews and oversees management’s response to key risks facing Kimberly-Clark.

The Board’s committees review particular risk areas to assist the Board in its overall risk oversight of Kimberly-Clark:

▶

The Audit Committee oversees our risk management program, with a particular focus on our internal controls, compliance programs, financial statement integrity and fraud risks, and related risk mitigation. In connection with this oversight, the Audit Committee receives regular reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business. The Audit Committee also receives an annual enterprise risk management update, which discusses our key financial, strategic, operational and compliance risks.

▶	The Management Development and Compensation Committee reviews the risk profile of our compensation policies and practices. This process includes a review of an assessment of our compensation programs, as described in “Compensation Discussion and Analysis — Analysis of Compensation-Related Risks.”

▶	The Nominating and Corporate Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. In addition, it provides oversight of our Corporate Social Responsibility programs and sustainability activities and receives regular updates on the effectiveness of these programs.

Complementing the Board’s overall risk oversight, our senior executive team identifies and monitors key enterprise-wide and business unit risks, providing the basis for the Board’s risk review and oversight process. We have a Global Risk Oversight Committee, consisting of management members from core business units and from our finance, treasury, information technology, global risk management, compliance and legal functions. This committee identifies significant risks for review and updates our policies for risk management in areas such as hedging, foreign currency and country risks, product liability, property and casualty risks, and supplier and customer risks. The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Whistleblower Procedures. The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Code of Conduct telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

Chief Compliance Officer. Stephen Naughton is our Vice President and Chief Compliance Officer and oversees our compliance programs. He joined Kimberly-Clark in November 2013 with twenty-five years of legal experience, eleven of them spent focusing primarily on compliance and ethics. Prior to that, Thomas J. Mielke, our Senior Vice President — General Counsel served as Chief Compliance Officer. Mr. Naughton reports directly to Mr. Mielke. His duties include: regularly updating the Audit Committee on the effectiveness of our compliance programs, providing periodic reports to the Board, and working closely with our various compliance functions to promote coordination and sharing of best practices across these functions. Mr. Naughton is also a member of our Global Risk Oversight Committee.

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Corporate Governance Other Corporate Governance Policies and Practices

Management Succession Planning. In conjunction with the Board, the Management Development and Compensation Committee is responsible for periodically reviewing the long-term management development plans and succession plans for the Chief Executive Officer and other key officers, as well as the emergency succession plan for the Chief Executive Officer and other key officers if any of these officers unexpectedly becomes unable to perform his or her duties.

Disclosure Committee. We have established a Disclosure Committee to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC. This committee is composed of members of management and is chaired by our Vice President and Controller.

No Executive Loans. We do not extend loans to our executive officers or directors and therefore do not have any such loans outstanding.

Board Policy on Stockholder Rights Plans. We do not have a “poison pill” or stockholder rights plan. If we were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of Independent Directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee reviews this policy statement periodically and reports to the Board on any recommendations it may have concerning the policy.

Simple Majority Voting Provisions. Our Certificate of Incorporation does not include supermajority voting provisions.

Special Stockholder Meetings. Our Certificate of Incorporation allows the holders of 25 percent or more of our issued and outstanding shares of capital stock to request that a special meeting of stockholders be called, subject to procedures and other requirements set forth in our By-Laws.

Charitable Contributions. The Nominating and Corporate Governance Committee has adopted guidelines for the review and approval of charitable contributions by Kimberly-Clark (or any foundation under the common control of Kimberly-Clark) to organizations or entities with which a Director or an executive officer may be affiliated. We will disclose in the Investors section of our website at www.kimberly-clark.com any contributions made by us to a tax-exempt organization under the following circumstances:

▶	An Independent Director serves as an executive officer of the tax-exempt organization; and

▶	If within the preceding three years, contributions in any single year from Kimberly-Clark to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

2014 Proxy Statement	19

Proposal 1.
Election of Directors

As of the date of this proxy statement, the Board of Directors consists of twelve members. Each director’s term will expire at this year’s Annual Meeting. All the nominees standing for election at the Annual Meeting are being nominated to serve until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. All nominees have advised us that they will serve if elected; however, should any nominee become unable to serve, proxies may be voted for another person designated by the Board.

Given the independent status of the nominees, if all nominees are elected at the Annual Meeting, eleven of the twelve directors on our Board will be Independent Directors.

Process for Director Elections

Our Certificate of Incorporation provides that all of our directors must be elected annually. Our By-Laws provide that, in uncontested elections, directors must be elected by a majority of votes cast rather than by a plurality. If any incumbent director does not receive a majority of votes, he or she is required to tender his or her resignation for consideration by the Board.

Process and Criteria for Nominating Directors

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and the Lead Director. The Committee therefore recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders. It also recommends nominees to fill any vacancies. As provided in our Certificate of Incorporation, the Board elects a new director when a vacancy occurs between annual meetings of stockholders.

The Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee periodically retains a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee. The Committee also has a process for considering nominations submitted by stockholders. For details on this process, see “Other Information — Stockholder Nominations for Board of Directors.”

The Committee believes that the criteria for director nominees should foster effective corporate governance, support our strategies and businesses, take diversity into account and ensure that our directors, as a group, have an overall mix of the attributes needed for an effective Board. The criteria should also support the successful recruitment of qualified candidates.

Qualified candidates for director are those who, in the judgment of the Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

20	2014 Proxy Statement

Proposal 1. Election of Directors Committee Review of Attributes of Current Directors

PERSONAL ATTRIBUTES

Leadership ▶ Lead in personal and professional lives. Ethical Character ▶ Possess high standards for ethical behavior.	Collaborative ▶ Actively participate in Board and committee matters. Independence ▶ Independent of management and Kimberly-Clark (for non-management directors only).	Ability to communicate ▶ Possess good interpersonal skills. Effectiveness ▶ Bring a proactive and solution-oriented approach.

EXPERIENCE ATTRIBUTES

ATTRIBUTE	FACTORS THAT MAY BE CONSIDERED
Financial acumen Has good knowledge of business finance and financial statements	▶	Satisfies the financial literacy requirements of the NYSE
	▶	Qualifies as an audit committee financial expert under the rules and regulations of the SEC
	▶	Has an accounting, finance or banking background
General business experience Possesses experience that will aid in judgments concerning business issues	▶	Has leadership experience as a chief or senior executive officer
	▶	Has experience setting compensation
Industry knowledge Possesses knowledge about our industries	▶	Has marketing expertise, with digital marketing and e-commerce experience
	▶	Has governance/public company board experience
Diversity of background and viewpoint Brings to the Board an appropriate level of diversity	▶	Brings a diverse viewpoint that is representative of our customer, consumer, employee and stockholder base
	▶	Provides a different perspective (stemming, for example, from an academic background or experience from outside the consumer packaged goods or health care industries)
Special business experience Possesses global management experience and experience with branded consumer packaged goods	▶	Has international experience
	▶	Has branded consumer packaged goods experience
	▶	Has health and wellness product experience

Committee Review of Attributes of Current Directors

The Nominating and Corporate Governance Committee has reviewed the background of each of our current directors and their service on the Board in light of the personal and experience attributes described above. The Committee has determined that each director possesses all of the personal attributes as well as a sufficient mix of the experience attributes.

For details about each nominee’s specific experience attributes, see “The Nominees” below.

2014 Proxy Statement	21

Proposal 1. Election of Directors The Nominees

Diversity of Directors

As noted above, the Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Committee seeks to have a diverse Board that is representative of our customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when considering nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

The Nominees

Director since 2006 Age 68

John R. Alm

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held the position of Chief Financial Officer until 2000.

Experience attributes: Mr. Alm has been determined by our Board to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer and as a chief financial officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 1987 Age 67

John F. Bergstrom

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin.

Public company boards served on since 2009: Advance Auto Parts, Inc., Associated Banc-Corp (since December 2010), Wisconsin Energy Corporation and Wisconsin Electric Power Company.

Experience attributes: Mr. Bergstrom satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

22	2014 Proxy Statement

Proposal 1. Election of Directors The Nominees

Director since 2005 Age 65

Abelardo E. Bru

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of the Education is Freedom Foundation.

Public company boards served on since 2009: DirecTV (since May 2013), Kraft Foods Group, Inc. (since October 2012).

Experience attributes: Mr. Bru satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, provides diversity of background and viewpoint, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 1996 Age 63

Robert W. Decherd

Vice Chairman, A. H. Belo Corporation

Mr. Decherd has served as Vice Chairman of the Board of A. H. Belo Corporation, a newspaper publishing and Internet company, since September 2013. Prior to that, he served as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and newspaper publishing company, for 21 years. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal communications commissions concerned with public policy matters related to the media industry.

Public company boards served on since 2009: A. H. Belo Corporation and Belo Corp. (through December 2013).

Experience attributes: Mr. Decherd satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

2014 Proxy Statement	23

Proposal 1. Election of Directors The Nominees

Director since 1999 Age 55

Thomas J. Falk

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions. He has been a director of Kimberly-Clark since 1999. He also serves on the board of directors of Catalyst Inc., the University of Wisconsin Foundation, and the Consumer Goods Forum, and serves as a governor of the Boys & Girls Clubs of America.

Public company boards served on since 2009: Centex Corporation (through August 2009) and Lockheed Martin Corporation (since June 2010).

Experience attributes: Mr. Falk satisfies the financial literacy requirements of the NYSE and has a background in accounting, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Director since 2011 Age 54

Fabian T. Garcia

Chief Operating Officer, Global Innovation and Growth, Europe & Hill’s Pet Nutrition, Colgate-Palmolive Company

Mr. Garcia has served as Chief Operating Officer, Global Innovation and Growth, Europe and Hill’s Pet Nutrition (added responsibility in 2012), of Colgate-Palmolive Company, a household, health care and personal products company, since 2010. From 2007 to 2010, he served as Executive Vice President and President, Colgate – Latin America and Global Sustainability. He joined Colgate-Palmolive in 2003 as President, Colgate Greater Asia Pacific.

Experience attributes: Mr. Garcia satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief operating officer, provides diversity of background and viewpoint, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation and governance experience.

24	2014 Proxy Statement

Proposal 1. Election of Directors The Nominees

Director since 2002 Age 57

Mae C. Jemison, M.D.

President, The Jemison Group

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and is also the Principal for the 100 Year Starship Project, a new initiative started by DARPA that focuses on human space travel to another star within the next 100 years. She was President and founder of BioSentient Corporation, a medical devices company from 2000 to 2012. Dr. Jemison founded the Dorothy Jemison Foundation for Excellence and developed The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison is a member of the National Academy of Sciences’ Institute of Medicine and the Greater Houston Partnership. She chaired the State of Texas Product Development and Small Business Incubator Board, and was a member of the National Advisory Council for Biomedical Imaging and Bioengineering.

Public company boards served on since 2009: Scholastic Corporation and Valspar Corporation.

Experience attributes: Dr. Jemison satisfies the financial literacy requirements of the NYSE, has knowledge about our industries, has international experience and leadership experience of entrepreneurial start-up enterprises and non-profit organizations, provides diversity of background and viewpoint, has experience in the health care field, and has compensation, governance and public company board experience.

Director since 2007 Age 67

James M. Jenness

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a senior director of Ann & Robert H. Lurie Children’s Hospital of Chicago (formerly Children’s Memorial Hospital) and a director of Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is Chairman of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Public company boards served on since 2009: Kellogg Company.

Experience attributes: Mr. Jenness satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

2014 Proxy Statement	25

Proposal 1. Election of Directors The Nominees

Director since 2010 Age 66

Nancy J. Karch

Retired Director, McKinsey & Co.

Ms. Karch served as a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus of McKinsey’s Stamford, Connecticut office, and serves on the board of Northern Westchester Hospital.

Public company boards served on since 2009: CEB (The Corporate Executive Board Company), Genworth Financial, Inc., Fifth & Pacific Companies, Inc. and MasterCard Incorporated.

Experience attributes: Ms. Karch satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a senior executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has experience with branded consumer packaged goods, and has compensation, governance and public company board experience.

Director since 2007 Age 60

Ian C. Read

Chairman of the Board and Chief Executive Officer, Pfizer, Inc.

Mr. Read was elected Chairman of the Board and Chief Executive Officer in December 2011 and President and Chief Executive Officer in December 2010, of Pfizer, Inc., a drug manufacturer. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001. In 2006, he was named Senior Vice President of Pfizer, as well as Group President of its Worldwide Biopharmaceutical Businesses.

Public company boards served on since 2009: Pfizer, Inc. (since December 2010).

Experience attributes: Mr. Read satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience in the health care field, and has marketing, compensation, governance and public company board experience.

26	2014 Proxy Statement

Proposal 1. Election of Directors The Nominees

Director since 1995 Age 56

Linda Johnson Rice

Chairman, Johnson Publishing Company, Inc.

Ms. Johnson Rice has served as Chairman of Johnson Publishing Company, Inc., a multi-media company, since 2010. She served as Chief Executive Officer from 2004 to 2010, and also served as President and Chief Operating Officer from 1987 to 2005. She joined Johnson Publishing Company in 1980, and became Vice President in 1985.

Public company boards served on since 2009: Omnicom Group, Inc.

Experience attributes: Ms. Johnson Rice satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, compensation, governance and public company board experience.

Director since 2001 Age 66

Marc J. Shapiro

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. and as non-executive Chairman of its Texas operations. Mr. Shapiro serves on the boards of the Baylor College of Medicine, the Baylor St. Luke’s Medical Center Hospital, the Menninger Clinic, the M.D. Anderson Cancer Center and the Baker Institute at Rice University.

Public company boards served on since 2009: Burlington Northern Santa Fe Corporation (through February 2010), The Mexico Fund and Weingarten Realty Trust.

Experience attributes: Mr. Shapiro satisfies the financial literacy requirements of the NYSE and has a banking and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.

The Board of Directors unanimously recommends a vote FOR the election of each of the twelve nominees for director.

2014 Proxy Statement	27

Proposal 1. Election of Directors Director Compensation

Director Compensation

Directors who are not officers or employees of Kimberly-Clark or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes and are compensated for their services under our 2013 Outside Directors’ Compensation Plan. All Independent Directors currently on our Board are Outside Directors and are compensated under this Plan.

Our objectives for Outside Director Compensation are:

▶	to remain competitive with the median compensation paid to outside directors of comparable companies

▶	to keep pace with changes in practices in director compensation

▶	to attract qualified candidates for Board service

▶	to reinforce our practice of encouraging stock ownership by our directors

In 2012, the Nominating and Corporate Governance Committee assessed our Outside Director compensation against the median non-management director compensation for our peers. Based on this review, the Committee recommended an increase in Outside Director compensation for 2013, and the Board agreed with the Committee’s recommendation. Prior to this adjustment, Outside Director compensation had not increased since 2009.

The table below shows how we structure Outside Director compensation:

Board Members

Cash retainer: $90,000 annually, paid in four quarterly payments at the beginning of each quarter.

Restricted share units: Annual grant with a value of $155,000, awarded and valued on the first business day of the year

Committee Chairs	Additional annual grant of restricted share units with a value of $20,000, awarded and valued on the first business day of the year
Lead Director	Additional grant of restricted share units with a value of $30,000, awarded and valued on the first business day of the year

New Outside Directors receive the full quarterly amount of the annual retainer for the quarter in which they join the Board. Their annual grant of restricted share units is pro-rated based on the date when they joined.

We also reimburse Outside Directors for expenses incurred in attending Board or committee meetings. Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive a pre-determined number of shares of our common stock within 90 days following a “restricted period” that begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. In this way, they align the director’s interests with the interests of our stockholders. Outside Directors may not dispose of the units or use them in a pledge or similar transaction. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

28	2014 Proxy Statement

Proposal 1. Election of Directors 2013 Outside Director Compensation

2013 Outside Director Compensation
The following table shows the compensation paid to each Outside Director for his or her service in 2013:

	Fees Earned or	Stock	All Other
Name	Paid in Cash($)	Awards($)(1)(2)(3)	Compensation($)(4)	Total($)(5)
John R. Alm	90,000	175,000	10,000	275,000
John F. Bergstrom	90,000	155,000	7,500	252,500
Abelardo E. Bru	90,000	175,000	—	265,000
Robert W. Decherd	90,000	155,000	—	245,000
Fabian T. Garcia	90,000	155,000	—	245,000
Mae C. Jemison, M.D.	90,000	155,000	9,000	254,000
James M. Jenness	90,000	185,000	—	275,000
Nancy J. Karch	90,000	155,000	—	245,000
Ian C. Read	90,000	175,000	—	265,000
Linda Johnson Rice	90,000	155,000	—	245,000
Marc J. Shapiro	90,000	155,000	—	245,000

(1)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our 2013 Outside Directors’ Compensation Plan. See Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2013 for the assumptions used in valuing these restricted share units.
(2)	Restricted share unit awards were granted on January 2, 2013. The number of restricted share units granted is set forth below:

Name	Restricted Share Units Grants in 2013(#)
John R. Alm	2,026
John F. Bergstrom	1,794
Abelardo E. Bru	2,026
Robert W. Decherd	1,794
Fabian T. Garcia	1,794
Mae C. Jemison, M.D.	1,794
James M. Jenness	2,142
Nancy J. Karch	1,794
Ian C. Read	2,026
Linda Johnson Rice	1,794
Marc J. Shapiro	1,794

2014 Proxy Statement	29

Proposal 1. Election of Directors 2013 Outside Director Compensation

(3)	As of December 31, 2013, Outside Directors had the following stock awards outstanding:

Name	Restricted Stock(#)	Restricted Share Units(#)
John R. Alm	—	19,798
John F. Bergstrom	3,000	26,523
Abelardo E. Bru	—	20,632
Robert W. Decherd	3,000	29,417
Fabian T. Garcia	—	4,606
Mae C. Jemison, M.D.	—	26,523
James M. Jenness	—	18,385
Nancy J. Karch	—	7,812
Ian C. Read	—	15,503
Linda Johnson Rice	3,000	28,115
Marc J. Shapiro	—	30,254

(4)	Reflects charitable matching gifts paid in 2013 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all our employees and directors. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year.
(5)	During 2013, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2013, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends and other amounts credited on restricted stock and additional restricted share units credited in 2013 were as follows:

			Grant Date Fair Value of
	Dividends Credited on	Number of Restricted Share	Restricted Share Units
Name	Restricted Stock($)	Units Credited in 2013(#)	Credited($)
John R. Alm	—	635.38	59,993
John F. Bergstrom	9,510	859.03	81,044
Abelardo E. Bru	—	662.85	62,581
Robert W. Decherd	9,510	954.42	90,029
Fabian T. Garcia	—	136.55	12,988
Mae C. Jemison, M.D.	—	859.03	81,044
James M. Jenness	—	587.80	55,519
Nancy J. Karch	—	242.22	22,942
Ian C. Read	—	493.80	46,656
Linda Johnson Rice	9,510	911.50	85,987
Marc J. Shapiro	—	982.03	92,630

Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from Kimberly-Clark for services as a director in 2013.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

30	2014 Proxy Statement

Proposal 2.
Ratification of Auditors

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. The Audit Committee is also responsible for overseeing the negotiation of the audit fees associated with retaining our independent auditors. To assure continuing auditor independence, the Audit Committee periodically considers whether a different audit firm should perform our independent audit work. Also, in connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the new lead engagement partner.

For 2014, the Audit Committee has selected Deloitte & Touche LLP (along with its member firms and affiliates, “Deloitte”) as the independent registered public accounting firm to audit our financial statements. In engaging Deloitte for 2014, the Audit Committee utilized a review and selection process that included the following:

▶	a review of management’s assessment of the services Deloitte provided in 2013 and a comparison of this assessment to prior years’ reviews
▶

discussions, in executive session, with the Chief Financial Officer and the Vice President and Controller regarding their viewpoints on the selection of the 2014 independent auditors and on Deloitte’s performance

▶	discussions, in executive session, with representatives of Deloitte about their possible engagement
▶	Audit Committee discussions, in executive session, about the selection of the 2014 independent auditors
▶	a review and approval of Deloitte’s proposed estimated fees for 2014
▶	a review and assessment of Deloitte’s independence
▶	the Audit Committee’s consideration of the fact that Deloitte has served as our independent auditors since 1928, and its conclusion that this service does not impact Deloitte’s independence

The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent auditor is in the best interests of Kimberly-Clark and its stockholders, and they recommend that stockholders ratify this selection. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will consider the selection of other independent auditors.

Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte’s selection as Kimberly-Clark’s auditor for 2014.

2014 Proxy Statement	31

Proposal 2. Ratification of Auditors Audit Committee Approval of Audit and Non-Audit Services

Principal Accounting Firm Fees
Our aggregate fees to Deloitte (excluding value added taxes) with respect to the fiscal years ended December 31, 2013 and 2012, were as follows:
	2013($)	2012($)
Audit Fees (1)	10,398,000	10,901,000
Audit-Related Fees (2)	721,000	554,000
Tax Fees (3)	3,425,000	2,265,000
All Other Fees	—	—

(1)	These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of Kimberly-Clark’s annual financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, reviews of the financial statements included in Kimberly-Clark’s Forms 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years, including: fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These amounts also include fees for an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	These amounts represent aggregate fees billed or expected to be billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2013 and 2012, that are not included in the audit fees listed above. These services include engagements related to employee benefit plans, due diligence assistance and other matters.
(3)	These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for 2013 and 2012. For 2013, approximately $527,000 was related to tax compliance/preparation fees.

Audit Committee Approval of Audit and Non-Audit Services
Using the following procedures, the Audit Committee pre-approves all audit and non-audit services provided by Deloitte to Kimberly-Clark:

▶	At the first face-to-face Audit Committee meeting each year, our Chief Financial Officer presents a proposal, including fees, to engage Deloitte for audit services;

▶	Before the first face-to-face Audit Committee meeting of the year, our Vice President and Controller prepares a detailed memorandum regarding non-audit services to be provided by Deloitte during the year. This memorandum includes the services to be provided, the estimated cost of these services, reasons why it is appropriate to have Deloitte provide these services, and reasons why the requested service is not inconsistent with applicable auditor independence rules; and

▶	Before each subsequent meeting of the Audit Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding the approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services.

The Audit Committee reviews the requests presented in these proposals and memoranda and approves all services it finds acceptable.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. Any actions taken under this authority are reported to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2013 and 2012 were pre-approved by the Audit Committee or the Audit Committee Chairman.

32	2014 Proxy Statement

Proposal 2. Ratification of Auditors Audit Committee Report

Audit Committee Report

In accordance with its charter adopted by the Board, the Audit Committee assists the Board in overseeing the quality and integrity of Kimberly-Clark’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility for the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and Kimberly-Clark that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors, the quality and adequacy of Kimberly-Clark’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the PCAOB’s auditing standards, including those required by PCAOB AS 16, “Communication with Audit Committees.” Also, with and without management present, it discussed and reviewed the results of the auditors’ examination of our financial statements and our internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

Management is responsible for preparing Kimberly-Clark’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for establishing and maintaining Kimberly-Clark’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of Kimberly-Clark’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of Kimberly-Clark’s financial statements with GAAP and the effectiveness of internal control over financial reporting. The Audit Committee discussed and reviewed Kimberly-Clark’s audited financial statements as of and for the fiscal year ending December 31, 2013, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2013, and discussed the auditors’ examination of the effectiveness of Kimberly-Clark’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that Kimberly-Clark’s audited financial statements be included in Kimberly-Clark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte as the independent registered public accounting firm for 2014.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John R. Alm, Chairman John F. Bergstrom Robert W. Decherd Nancy J. Karch Linda Johnson Rice

2014 Proxy Statement	33

Proposal 3. Advisory Vote
to Approve Named Executive
Officer Compensation

In the Compensation Discussion and Analysis that follows, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in that section, our executive compensation program seeks to align the compensation of our executives with the objectives of our Global Business Plan. To this end, the Management Development and Compensation Committee (the “Committee”) has adopted executive compensation policies that are designed to achieve the following objectives:

▶	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

▶	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

▶	Stockholder Alignment. Align the financial interest of our executives with those of our stockholders.

▶	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

For a more detailed discussion of how our executive compensation program reflects these objectives and policies, including information about the fiscal year 2013 compensation of our named executive officers, see “Compensation Discussion and Analysis,” below.

We are asking our stockholders to support our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Corporation’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on Kimberly-Clark, the Committee or our Board. Nonetheless, the Committee and our Board value the opinions of our stockholders. Therefore, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Committee and our Board will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

34	2014 Proxy Statement

Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

At our 2011 Annual Meeting, stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we will continue to submit our say-on-pay proposal to our stockholders at each annual meeting, until stockholders next vote on the frequency for the proposal in 2017.

The Board of Directors unanimously recommends a vote FOR the approval of named executive officer compensation, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

2014 Proxy Statement	35

Compensation Discussion
and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding 2013 compensation for our named executive officers.

For 2013, our named executive officers are:

▶	Thomas J. Falk, our Chairman of the Board and Chief Executive Officer

▶	Mark A. Buthman, our Senior Vice President and Chief Financial Officer

▶	Robert E. Abernathy, our Executive Vice President

▶	Christian A. Brickman, our Group President — K-C International

▶	Michael D. Hsu, our Group President — K-C North America

2013 Compensation Highlights

We delivered the following results in net sales, adjusted earnings per share (EPS) and adjusted operating profit return on sales (OPROS):

Performance Measure*	2013 Results	2013 Target
Net Sales	$21.2 billion	$21.3 billion
Adjusted EPS	$5.77	$5.55
Adjusted OPROS Improvement	90 bps	40 bps

*See “2013 Performance Goals, Performance Assessments and Payouts” for additional information on how we use these measures to promote our pay-for-performance culture, as well as information on adjustments to EPS and OPROS.

Based on our 2013 performance, the Management Development and Compensation Committee of our Board (the “Committee”) concluded that:

▶	management delivered a strong financial performance in 2013 with above target adjusted earnings per share and adjusted OPROS growth, as well as solid organic net sales growth, and

▶	management continues to make good progress executing strategies for our long-term success, including:

	†	focusing on targeted growth initiatives and product innovations,

	†	supporting our growth opportunities with advertising and research spending,

	†	generating cost savings to help fund brand investments and improve margins, and

	†	focusing on cash generation and allocating capital in shareholder-friendly ways.

Based on this performance, the Committee approved annual cash incentives for 2013 above the target amount, including an annual incentive payout for the Chief Executive Officer of 132% of his target payment amount.

36	2014 Proxy Statement

Compensation Discussion and Analysis 2013 Compensation Highlights

Performance-Based Compensation

Pay-for-performance is a key objective of our compensation programs. Consistent with that objective, performance-based compensation constituted a significant portion of our named executive officers’ direct annual compensation targets for 2013. Also, to further align the financial interests of our executives with those of our stockholders, a majority of our executives’ target direct annual compensation for 2013 was equity-based.

COMPOSITION OF TARGET DIRECT COMPENSATION

Chairman and CEO
Named Executive Officers

Chairman and CEO	Named Executive Officers

Pay-for-Performance Analysis

In February 2014 the Committee compared our annual performance for the years 2011 through 2013 with the performance of companies in our peer group. In making this comparison, the Committee used the same key financial metrics used in our annual cash incentive program during those years: net sales, adjusted EPS and adjusted OPROS.

2014 Proxy Statement	37

Compensation Discussion and Analysis 2013 Compensation Highlights

ANNUAL GOALS: KIMBERLY-CLARK RANKING IN PEER GROUP (BY QUARTILE)
	2011 Results			2012 Results			2013 Results**
Ranking	Net Sales	EPS*	OPROS*	Net Sales	EPS*	OPROS*	Net Sales	EPS*	OPROS*
Quartile 1 TOP					✓	✓
Quartile 2	✓	✓						✓	✓
Quartile 3			✓	✓			✓
Quartile 4 BOTTOM
Annual Incentive Plan Payouts	2011 Corporate Key Financial Goal Payout: 69%			2012 Corporate Key Financial Goal Payout: 130%			2013 Corporate Key Financial Goal Payout: 143%

*	Adjusted amounts. See page 46 for details on the adjustments used in this calculation.
**	For those peer group companies for which full-year data were not yet available when the comparison was conducted, 2013 results represent a comparison of the first three quarters of 2013 against the first three quarters of 2012.

The Committee uses this chart to review the general alignment of our peer group rankings for the individual components for a particular year with that year’s corporate key financial goal payout. The chart demonstrates that performance for a particular factor at or above the peer group median generally corresponds to increases in the amount of the annual incentive payouts for our executives, while performance for a particular factor below the peer group median generally corresponds to reductions in the amount of the payout. Various factors affect the individual components’ results in each year (such as the impact of restructuring activity and currency fluctuations) and may limit the comparability of the chart from year to year. The Committee believes that this analysis confirms that our annual incentive program is effective in linking pay and performance.

As noted above, a majority of our named executive officers’ compensation consists of long-term incentives that are equity-based. These incentives include performance-based restricted share units, which are tied to the performance of our net sales and adjusted return on invested capital (ROIC) over a three-year period. The incentives also include stock options, the value of which is derived from our stock price. The Committee believes this structure, by supporting the alignment between our long-term performance and the compensation of our named executive officers, also aligns the interests of these executives with the interests of our stockholders.

Committee Consideration of 2013 Stockholder Advisory Vote

At our 2013 Annual Meeting, our executive compensation program received the support of more than 93 percent of shares represented at the meeting. The Committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Committee has not made any substantial changes to its executive compensation policies for 2014. The Committee will continue to review the annual stockholder votes on our executive compensation program and determine whether to make any changes in light of the results.

38	2014 Proxy Statement

Compensation Discussion and Analysis 2013 Compensation Highlights

CEO Target Direct Compensation and Realizable Direct Compensation

The following chart compares the Chief Executive Officer’s target direct annual compensation and realizable direct compensation over the last three years. Realizable direct compensation reflects the actual compensation received for base salary and annual cash incentive plus the intrinsic value of the long-term equity incentives granted in that year, determined as follows:

▶	For stock options, intrinsic value is the amount by which our 2013 year-end stock price ($104.46) exceeds our stock price on the date of grant, multiplied by the number of options granted, and

▶	For performance-based restricted share units, intrinsic value is the number of units that were paid out based on actual performance (for the grant made in 2011) or are expected to be paid out based on projected performance (for the grants made in 2012 and 2013), multiplied by our 2013 year-end stock price.

Key factors causing realizable direct compensation to differ from target direct annual compensation over these three years are:

▶	Improved performance that resulted in annual cash incentives to be paid out at 75 percent of target (2011), 129 percent of target (2012) and 132 percent of target (2013),

▶	Improved performance that resulted in the number of shares to be issued as a result of performance-based restricted share unit payouts of 97 percent of target (2011) and projected payouts of 114 percent of target (2012) and 126 percent of target (2013), and

▶	A rising stock price over the last three years that significantly impacted the intrinsic value of stock options and the dollar value of performance-based restricted share units granted in each year (based on the expected payout above). Our stock price on the dates stock options were granted to our Chief Executive Officer was $64.81 (2011), $78.54 (2012) and $103.29 (2013).

The Committee believes that this chart demonstrates that our Chief Executive Officer’s realizable direct compensation varies from his target direct annual compensation based on our performance and stock price consistent with our pay-for-performance philosophy.

CEO TARGET DIRECT COMPENSATION AND REALIZABLE DIRECT COMPENSATION

Target Direct
Compensation

Realizable Direct
Compensation*

*Realizable direct compensation does not include changes in pension value, all other compensation or the value of dividends and dividend equivalents for performance-based restricted share units.

2014 Proxy Statement	39

Compensation Discussion and Analysis Executive Compensation Objectives and Policies

Executive Compensation Objectives and Policies

The Committee is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. The Committee reviews its compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.

The Committee has adopted executive compensation policies that are designed to achieve the following objectives:

Component	Description	Related Policies
Pay-for- Performance	Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

The majority of our named executive officers’ pay varies with the levels at which annual and long-term performance goals are achieved. The Committee chooses performance goals that align with our strategies for sustained growth and profitability.

Focus on Long- Term Success	Reward executives for long-term strategic management and stockholder value enhancement.

The largest single component of our named executive officers’ annual target compensation is in the form of performance-based restricted share units. The number of shares actually received on payout of these units depends on our performance over a three-year period.

Stockholder Alignment	Align the financial interest of our executives with those of our stockholders.

Equity-based awards make up the largest part of our named executive officers’ annual target compensation. Our named executive officers also receive stock options, which vest over time and have value only if our stock value rises after the option grants are made. We also have other policies that link our executives’ interests with those of our stockholders, including target stock ownership guidelines.

Quality of Talent

Attract and retain highly skilled executives whose abilities are considered essential to our long-term success as a global company operating our personal care, consumer tissue, K-C professional and health care brands and businesses.

The Committee reviews peer group data to ensure our executive compensation program remains competitive so we can continue to attract and retain this talent.

These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, established by our senior management and the Board, is designed to make Kimberly-Clark a stronger and more competitive company and to increase our total return to stockholders by:

▶	managing our business portfolio to balance growth, margin and cash flow

▶	investing in brands, innovation and growth initiatives

▶	delivering sustainable cost reduction

▶	providing disciplined capital management to improve return on invested capital and return cash to shareholders

40	2014 Proxy Statement

Compensation Discussion and Analysis Components of Our Executive Compensation Program

Components of Our Executive Compensation Program

The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Component	Objectives	Purpose	Target Competitive Position
Base Salary	Pay-for-Performance Quality of Talent	Provide annual cash income based on: ▶level of responsibility, performance and experience ▶comparison to market pay information	▶Compared to median of peer group ▶Actual base salary will vary based on the individual’s performance and experience in the position
Annual Cash Incentive	Pay-for-Performance

Motivate and reward achievement of the following annual performance goals:

▶corporate key financial goals

▶other corporate financial and strategic performance goals

▶performance of the business unit or staff function of the individual

▶Target compared to median of peer group ▶Actual payout will vary based on actual corporate and business unit or staff function performance
Long-Term Equity Incentive	Stockholder Alignment Focus on Long-Term Success Pay-for-Performance Quality of Talent

Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:

▶performance-based restricted share units

▶stock option grants

Time-vested restricted share units may be granted from time to time for recruiting, retention or other purposes

▶ Target compared to median of peer group

▶Actual payout of performance-based restricted share units will vary based on actual corporate performance

▶Actual payout will also vary based on actual stock price performance

Retirement Benefits	Quality of Talent	Provide competitive retirement plan benefits through 401(k) plan and other defined contribution plans	▶Benefits comparable to those of peer group
Perquisites	Quality of Talent	Provide minimal market-based additional benefits	▶Subject to review and approval by the Committee
Post- Termination Compensation (Severance and Change of Control)	Quality of Talent

Encourage attraction and retention of executives critical to our long-term success and competitiveness:

▶Severance Pay Plan, which provides eligible employees, including executives, with payments and benefits in the event of certain involuntary terminations

▶Executive Severance Plan, which provides eligible employees, including executives, payments in the event of a qualified separation of service following a change of control

▶Subject to review and approval by the Committee

2014 Proxy Statement	41

Compensation Discussion and Analysis Setting Annual Compensation

Setting Annual Compensation

This section describes how the Committee thinks about annual compensation and the processes that it followed in setting 2013 target annual compensation for our named executive officers.

Focus on Direct Annual Compensation

In setting 2013 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Committee considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Executive Compensation Peer Group

To ensure that our executive compensation programs are reasonable and competitive in the marketplace, the Committee compares our programs to those at other companies. In setting compensation in February 2013 for our named executive officers, the Committee used a peer group consisting of the following Consumer Goods companies:

2013 Executive Compensation Peer Group
▶Avon Products, Inc.	▶General Mills, Inc.	▶Newell Rubbermaid Inc.
▶Campbell Soup Company	▶The Hershey Company	▶Novartis AG
▶The Clorox Company	▶H.J. Heinz Company	▶PepsiCo, Inc.
▶The Coca-Cola Company	▶Johnson & Johnson	▶Pfizer Inc.
▶Colgate-Palmolive Company	▶Kellogg Company	▶The Procter & Gamble Company
▶ConAgra Foods, Inc.	▶Kraft Foods, Inc.	▶Sara Lee Corporation
▶Merck & Co., Inc.

The Committee generally seeks to select companies with whom Kimberly-Clark competes for talent. We believe that we generally compete for talent with consumer goods companies with annual revenues ranging from approximately one-half to two times our annual revenues. However, the Committee concluded that it was appropriate also to include certain companies outside of this annual revenue range because we directly compete with them for talent.

In developing the peer group, the Committee does not consider individual company compensation practices, and no company has been included or excluded because it is known to pay above-average or below-average compensation. The Committee (working with compensation consultants retained separately by the Committee and the company), reviews the peer group annually to ensure that it continues to serve as an appropriate comparison for our compensation program.

For purposes of setting executive compensation for 2014, the Committee removed H.J. Heinz, which was acquired in 2013, as well as Sara Lee, which split in 2012 into two companies with significantly smaller revenues than Kimberly-Clark. In addition, the Committee replaced Kraft Foods, Inc. with Kraft Foods Group and Mondelēz International, the two companies that resulted from the Kraft Foods 2013 split.

42	2014 Proxy Statement

Compensation Discussion and Analysis Setting Annual Compensation

Process for Setting Direct Annual Compensation Targets

In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. To remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation components, including our Chief Executive Officer, are compared to the median of the peer group.

To reinforce a pay-for-performance culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture.

When setting annual compensation for our executive officers, the Committee considers each compensation component (base salary, annual cash incentive and long-term equity incentive), but its decision regarding a particular component does not necessarily impact its decision about other components.

In setting compensation for executive officers that join us from other companies, the Committee evaluates both market data for the position to be filled and the candidate’s compensation history. The Committee recognizes that in order to successfully recruit a candidate to leave his or her current position and to join Kimberly-Clark, the candidate’s compensation package may have to exceed his or her current compensation, resulting in a package above the median of our peer group.

CEO Direct Annual Compensation

The Committee determines Mr. Falk’s direct annual compensation in the same manner as the direct annual compensation of the other named executive officers. Mr. Falk’s direct annual target compensation is at or near the median of direct annual compensation of chief executive officers of companies included in the peer group.

The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly greater than those of the other executive officers. As a result, the market pay level for Mr. Falk is appropriately higher than the market pay for our other executive officer positions.

Direct Annual Compensation Targets for 2013

Consistent with its focus on direct annual compensation, the Committee approved 2013 direct annual compensation targets for each of our named executive officers. The Committee believes that these target amounts, which formed the basis for the Committee’s compensation decisions for 2013, were appropriate and consistent with our executive compensation objectives:

Name	2013 Direct Annual Compensation Target($)
Thomas J. Falk	11,510,000
Mark A. Buthman	3,252,250
Robert E. Abernathy	3,343,000
Christian A. Brickman	3,121,000
Michael D. Hsu	2,871,000

2014 Proxy Statement	43

Compensation Discussion and Analysis Executive Compensation for 2013

These 2013 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table in the following ways:

▶	Base salaries are adjusted on April 1 of each year, while the Summary Compensation Table includes salaries for the calendar year. See “Executive Compensation for 2013 — Base Salary.”

▶	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2013.

▶	As described below under “Long-Term Equity Incentive Compensation — 2013 Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table.

▶	In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

Executive Compensation for 2013

To help achieve the objectives discussed above, our executive compensation program for 2013 consists of fixed and performance-based components, as well as short-term and longterm components.

Base Salary

To attract and retain high caliber executives, we pay our executives an annual fixed salary that the Committee considers competitive in the marketplace.

Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, the Committee considers the salary levels for similar positions at our peer group companies, as well as the executive’s performance and experience in his or her position. This performance evaluation is based on how the executive performs during the year against results-based objectives established at the beginning of the year. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. However, executives may be paid above or below the median depending on their experience and performance. From time to time, if warranted, executives and other employees may receive additional salary increases because of promotions, changes in duties and responsibilities, retention concerns, or market conditions.

For purposes of setting 2013 base salaries, each executive’s leadership performance was measured against the following set of behaviors viewed as characteristic of executives who are adept at leading the strategic, operational and organizational aspects of our global business:

Building Trust ▶ Sharing the vision ▶ Optimizing diversity ▶ Modeling openness and change Making Decisions ▶ Establishing strategic direction ▶ Empowering/delegating	Winning Consistently ▶ Driving execution and accountability Thinking Customer ▶ Customer focus ▶ Creating innovative growth	Continuously Improving ▶ Cultivating networks ▶ Leading change and improvement Building Talent ▶ Continuously learning ▶ Building organizational talent

44	2014 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2013

The Committee approved the following base salaries for our named executive officers, effective April 1, 2013:

Name	2013 Base Salary($)
Thomas J. Falk	1,300,000
Mark A. Buthman	785,000
Robert E. Abernathy	780,000
Christian A. Brickman	660,000
Michael D. Hsu	660,000

Annual Cash Incentive Program

Consistent with our pay-for-performance compensation objective, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.

2013 Targets
The target payment amount for annual cash incentives is a percentage of the executive’s base salary. The Committee determines this target payment amount as described above under “Setting Annual Compensation — Process for Setting Annual Targets.” The range of possible payouts is expressed as a percentage of the target payment amount. The Committee sets this range based on competitive factors.

TARGET PAYMENT AMOUNTS AND RANGE OF POSSIBLE PAYOUTS
FOR 2013 ANNUAL CASH INCENTIVE PROGRAM

	Target Payment Amount	Potential Payout
Chief Executive Officer	170% of base salary	0%–200% of target payment
amount
Other Named Executive Officers	85% of base salary	0%–200% of target payment
amount

2013 Performance Goals, Performance Assessments and Payouts
Payment amounts under the annual cash incentive program are dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from our financial and strategic goals.

As shown in the table below, the Committee established goals for three different performance elements for 2013. It then weighted the three elements for each executive (note that the business unit or staff function performance goals did not apply to our CEO because his responsibilities are company-wide). As it does each year, the Committee chose weightings that are intended to strike an appropriate balance between aligning each executive’s individual objectives with our overall corporate objectives and holding the executive accountable for performance in the executive’s particular area of responsibility.

2014 Proxy Statement	45

Compensation Discussion and Analysis Executive Compensation for 2013

ANNUAL CASH INCENTIVE PROGRAM: 2013 PERFORMANCE GOALS AND WEIGHTS

Below we describe the three elements of performance, explain how performance was assessed for each element, and show the payouts that were determined in each case.

■ ELEMENT 1: CORPORATE KEY FINANCIAL GOALS
For 2013, the Committee chose the following as corporate key financial goals for the annual cash incentive program:

2013 Goal	Explanation	Reason for Use as a Performance Measure
Net Sales	Net sales for 2013	A key indicator of our overall growth
Adjusted EPS	Consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes*	A key indicator of our overall performance
Adjusted OPROS	After net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS is applied to the calculation result to determine the final payout percentage**	A measure of margin efficiency and a helpful method of tracking our cost structure performance

*In 2013, the following adjustments were made to diluted net income per share to determine adjusted EPS:

Diluted Net Income Per Share	$5.53
Adjustment for:
Add—Charges related to European strategic changes	0.17
Add—Charge related to devaluation of Venezuelan bolivar	0.07
Adjusted EPS	$5.77

See page 37 of our 2013 proxy statement for a discussion of adjustments to 2012 EPS and page 38 of our 2012 proxy statement for a discussion of adjustments to 2011 EPS.
**	For purposes of determining annual cash incentive amounts, we calculate adjusted OPROS using our reported financial results, adjusted for the same items described above in determining adjusted EPS.

46	2014 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2013

Because Element 1 represents key company-wide goals, it produces the same payout percentage for each named executive officer. To determine this percentage, the Committee follows the following process.

First, it determines an initial payout percentage based on how Kimberly-Clark performed against the net sales and adjusted EPS goals established in February of each year. For 2013, the Committee set these goals and the corresponding initial payout percentages at the following levels:

Measure (each weighted 50%)	Range of Performance Levels
	Threshold	Target	Maximum
Net Sales (billions)	$19.8	$21.3	$22.8
Adjusted EPS	$5.15	$5.55	$5.95
Initial Payout Percentage	0%	100%	200%

Second, it applies a multiplier to this initial payout percentage. The multiplier is based on how Kimberly-Clark performed against the adjusted OPROS goals also established in February. Depending on the level of basis point improvement, the multiplier may either decrease or increase the initial payout percentage (but the amount of the final payout percentage cannot exceed a 200 percent cap).

For 2013, the Committee set the following ranges for this adjusted OPROS multiplier:

Range of Performance Levels
	Threshold	Target	Maximum
Adjusted OPROS (bps improvement)	(20) bps	40 bps	100 bps
Adjusted OPROS Multiplier Applied	0.8 x	1.0 x	1.2 x
to Initial Payout Percentage

Actual results. For 2013, our net sales result was $21.2 billion and our adjusted EPS result was $5.77. Based on these results, the initial payout percentage was determined to be 122.6 percent. To this percentage, we then applied an adjusted OPROS multiplier of 1.17x, which was based on the actual 2013 improvement of 90 bps.

The resulting 2013 payout percentage for achieving the corporate key financial goals was 143 percent of each named executive officer’s target payment amount.

■ ELEMENT 2: ADDITIONAL CORPORATE FINANCIAL AND STRATEGIC PERFORMANCE GOALS
At the beginning of 2013, the Committee also established additional corporate financial and non-financial strategic performance goals that are intended to challenge our executives to exceed our long-term objectives. At the end of the year, it determined a payout percentage based on its assessment of the degree to which these goals are achieved.

The Committee does not use a formula to assess the performance of these goals but instead takes a holistic approach and considers performance of all the goals collectively. Although it does review each goal separately, the key consideration for the Committee is how it views Kimberly-Clark’s performance for the year in all of these categories, taken as a whole.

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Compensation Discussion and Analysis Executive Compensation for 2013

The chart below shows the 2013 goals and how the Committee assessed Kimberly-Clark’s performance against each one:

Additional Corporate Financial and Strategic Performance Goals for 2013			Final Result
			Below	At	Above
			Goal	Goal	Goal
Quality of earnings	4	Gross profit growth percentage exceeding the
		net sales growth rate.			X
	▶	Brand building spending growth percentage
		exceeding the net sales growth rate.	X
	▶	Attaining cost savings goals.			X
	▶	Operating profit growth percentage exceeding
		the net sales growth rate.			X
Brand equity and market	▶	Improving brand equity attribute in key
performance		categories and markets.			X
	▶	Increasing market share in certain markets.		X
	▶	Maintaining market share in certain key markets.			X
Innovation	▶	Attaining net sales from innovation goals
(based on a rolling three-year review) in new
		products and line extensions in 2013.		X
	▶	Attaining net sales from innovation goals
		(based on launches in 2013).		X
Diversity and inclusion					X

Actual payout percentage. After taking into account performance on all of these goals, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 105 percent of target.

■ ELEMENT 3: BUSINESS UNIT OR STAFF FUNCTION PERFORMANCE GOALS
In addition to the performance goals established by the Committee, our CEO establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that unit or function. These objectives include strategic performance goals for the business units and staff functions, as well as financial goals for the business units.

Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Our CEO then provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that unit or function.

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Compensation Discussion and Analysis Executive Compensation for 2013

Actual payout percentages. Based on the assessed performance of the relevant business unit or staff function against its pre-established performance goals, and taking into account the CEO’s recommendations, the Committee determined the following payout percentages for business unit or staff function performance for our named executive officers:

Name	2013 Business Unit/Staff Function Payout Percentage
Thomas J. Falk	N/A
Mark A. Buthman	101%
Robert E. Abernathy	125%
Christian A. Brickman	116%
Michael D. Hsu	115%

Annual Cash Incentive Payouts for 2013
The following table shows the payout opportunities and the actual payouts of annual cash incentives for 2013 for each of our named executive officers. Payouts were based on the payout percentages for each element, weighted for each executive as shown on page 46.

	Annual Incentive Target		Annual Incentive Maximum		2013 Annual Incentive Payout
Name	% of Base Salary	Amount($)	% of Target	Amount($)	% of Target	Amount($)
Thomas J. Falk	170%	2,210,000	200%	4,420,000	132%	2,908,360
Mark A. Buthman	85%	667,250	200%	1,334,500	131%	873,097
Robert E. Abernathy	85%	663,000	200%	1,326,000	128%	850,533
Christian A. Brickman	85%	561,000	200%	1,122,000	124%	695,866
Michael D. Hsu	85%	561,000	200%	1,122,000	123%	692,031

Summary of Annual Cash Incentive Payouts: 2009 through 2013
Generally, the Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. From 2009 through 2013, total payout percentages (including business unit or staff function performance) for the current named executive officers ranged from 58 percent to 165 percent of each executive’s target award opportunity. The Committee believes that these payouts are consistent with how Kimberly-Clark performed during these years and reflect the pay-for-performance objectives of our executive compensation.

PAYOUTS FOR CORPORATE GOALS AND AVERAGE TOTAL
PAYOUT PERCENTAGES FOR CURRENT NAMED EXECUTIVE OFFICERS

	2013	2012	2011	2010	2009	Average
Payout for Corporate Goals	132%	129%	75%	67%	165%	114%
Combination of corporate key financial
goals and additional corporate financial
and strategic performance goals

Average Total Payout Percentages	128%	123%	74%	74%	160%	112%
(including business unit or staff
function performance) for current
named executive officers

2014 Proxy Statement	49

Compensation Discussion and Analysis Executive Compensation for 2013

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages.

Information regarding long-term equity incentive awards granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2013 Grants
In determining the 2013 long-term equity incentive award amounts for our named executive officers, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, retention needs, our stock price performance and other market factors. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, grants from prior years were not considered when setting 2013 targets or granting awards.

To determine target values, it first compared each executive’s direct annual compensation to the median of our peer group, and then considered individual performance and the other factors listed above, as applicable. Target grant values were approved in February 2013 and were divided into two types:

▶	Performance-based restricted share units (75 percent of the target grant value). For valuation purposes, each unit is assigned the same value as one share of our common stock on the date of grant.

▶	Stock options (25 percent of the target grant value). For valuation purposes, one option has the same value as 10 percent of the price of one share of our common stock on the date of grant of the stock option.

The Committee believes this allocation between performance-based restricted share units and stock options supports the pay-for-performance and stockholder alignment objectives of its executive compensation program.

Performance Goals and Potential Payouts for
2013–2015 Performance-Based Restricted Share Units
For the performance-based restricted share unit awards granted in 2013, the actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives for these awards are met over a three-year period.

The performance objectives for the 2013 awards are based on average annual net sales growth and the average adjusted ROIC for the period January 1, 2013 through December 31, 2015. Adjusted ROIC is a measure of the return we earn on the capital invested in our businesses. It is calculated using our reported financial results, adjusted for the same items that we use in determining adjusted EPS. The formula we use to calculate adjusted ROIC can be found under the Investors section of our website at www.kimberly-clark.com.

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Compensation Discussion and Analysis Executive Compensation for 2013

2013–2015 PERFORMANCE-BASED RESTRICTED SHARE UNITS:
POTENTIAL PAYOUTS AT VARYING PERFORMANCE LEVELS

Goals (Each weighted 50%)	Performance Levels
Annual net sales growth	0.50%	1.75%	3.00%	4.25%	5.50%
Adjusted ROIC	15.50%	16.00%	16.50%	17.00%	17.50%
Potential Payout	0%	50%	100%	150%	200%
(as a percentage of target)

Payout of 2010–2012 Performance-Based Restricted Share Units
In February 2013, the Committee evaluated the results of the three-year performance period for the performance-based restricted share units that were granted in 2010. The performance objectives for these 2010 awards were based on average annual net sales growth and the average adjusted ROIC for the period January 1, 2010 through December 31, 2012, each weighted equally.

Goals (Each weighted 50%)	Performance Levels
Annual net sales growth	1.0%	2.5%	4.0%	5.5%	7.0%	3.3%
Adjusted ROIC*	15.1%	15.6%	16.1%	16.6%	17.1%	15.3%
Potential Payout	0%	50%	100%	150%	200%	Actual
(as a percentage of target)

* For purposes of calculating average adjusted ROIC, the impacts of a charge related to the adoption of highly inflationary accounting in Venezuela and charges related to the European and the pulp and tissue restructurings were excluded from the ROIC calculation.

Based on this review, the Committee determined that we did not achieve our three-year performance goals for net sales and adjusted ROIC, resulting in a payout percentage of 49 percent of target. The following table includes information about the opportunities and payouts (including reinvested dividends) regarding these grants to our named executive officers:

			2010–2012 Performance-Based Restricted
	Share Amount		Share Unit Award (Paid in February 2013)
					Value of
				Amount of	Shares on Date
Name	Target	Maximum	% of Target	Shares(#)	Received($)
Thomas J. Falk	93,941	187,882	49%	46,031	4,349,930
Mark A. Buthman	20,040	40,080	49%	9,820	927,990
Robert E. Abernathy	22,545	45,090	49%	11,047	1,043,942
Christian A. Brickman	8,141	16,282	49%	3,989	376,961
Michael D. Hsu	—	—	—	—	—

The Committee believes that these payouts further highlight the link between pay and performance established by our compensation program, which seeks to align actual compensation paid to our named executive officers with our long-term performance. Because the company did not meet its three-year performance goals, the 2010–2012 payouts (49% of target) were substantially lower than the payouts (139% of target) for the prior 2009–2011 cycle in which we exceeded our goals.

The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in February 2013 and are included in the Option Exercises and Stock Vested in 2013 table.

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Compensation Discussion and Analysis Benefits and Other Compensation

Vesting Levels of Outstanding Performance-Based Restricted Share Unit Awards
As of February 24, 2014, the performance-based restricted share units granted in 2013 and 2012 were on pace to vest at the following levels: 126 percent for the 2013 award and 114 percent for the 2012 award.

The Committee has determined that the 2011 award vested at 97 percent. Payouts under these awards will be reflected in 2014 compensation.

2013 Stock Option Awards
As noted above, 25 percent of the long-term equity incentive grants to executive officers in 2013 consisted of stock options. Stock option grants vest in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date. The Committee believes that stock options help further align our executives’ interest with those of our stockholders and encourage executives to remain with the company through the multi-year vesting schedule.

For purposes of determining the number of options to be granted, stock options are valued on the basis that one option has the same value as 10 percent of the price of one share of our common stock on the date of grant. The value we use for this purpose differs from, and in 2013 was higher than, the value of approximately 6.9 percent that we use for financial statement purposes (resulting in fewer options being granted than if the financial statement value had been used). The Committee believes that this value is an appropriate way to determine the number of options to be granted because it provides more consistent application and is not subject to the volatility inherent in the valuation method (Black-Scholes-Merton) used for financial statement purposes. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Benefits and Other Compensation

Retirement Benefits

Our named executive officers receive contributions from us under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) Profit Sharing Plan”) and the Kimberly-Clark Supplemental Retirement 401(k) and Profit Sharing Plan (the “Supplemental 401(k) Plan”) and participate in our frozen defined benefit pension plans. These plans are consistent with those maintained by our peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Committee believes that these retirement benefits are important parts of our compensation program. For more information, see “Nonqualified Deferred Compensation — Overview of Qualified and Non-Qualified Plans” and “Pension Benefits.”

Other Compensation

A review conducted in 2012 indicated that perquisites provided to our executive officers are below the median of those provided by our peer group. In addition, the Committee has adopted a policy providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

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Compensation Discussion and Analysis Benefits and Other Compensation

Perquisites include personal financial planning services under our Executive Financial Counseling Program, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider, and permitted personal use of corporate aircraft consistent with our policy. The personal financial planning program is designed to provide executives with access to knowledgeable financial advisors that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Our Chief Executive Officer does not receive personal financial planning services pursuant to this program. The executive health screening program provides executives with additional services that help maintain their overall health.

The Committee has adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to Kimberly-Clark for the use. Under an executive security program for our Chief Executive Officer, approved by the Board of Directors, our Chief Executive Officer is expected to use our corporate aircraft for all business and personal travel, consistent with our policy, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, an independent security consultant conducts a security assessment, and the Board reviews the program, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. The incremental cost to us of providing security services at Mr. Falk’s residences, personal travel for Mr. Falk and his guests on our corporate aircraft and any tax reimbursements and gross-ups for our named executive officers is included in “All Other Compensation” in the Summary Compensation Table.

Post-Termination Benefits

We maintain two severance plans that cover our executive officers: the Severance Pay Plan and the Executive Severance Plan. An executive officer may not receive severance payments under more than one severance plan. Benefits under these plans are payable only if the executive’s employment terminates under the conditions specified in the applicable plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control — Severance Benefits.”

Severance Pay Plan

Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service.

Executive Severance Plan
Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, two things must occur: there must be a change of control of Kimberly-Clark, and the employee must have been involuntarily terminated without cause or have resigned for good reason (as defined in the plan) within two years of the change of control (often referred to as a “double trigger”). Each of our named executive officers has entered into an agreement under the plan that expires on December 31, 2014.

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Compensation Discussion and Analysis Executive Compensation for 2014

Executive Compensation for 2014

2014 Base Salary

In February 2014, the Committee approved the following base salaries for our named executive officers, effective April 1, 2014:

Name*	2014 Base Salary($)
Thomas J. Falk	1,300,000
Mark A. Buthman	800,000
Robert E. Abernathy	780,000
Michael D. Hsu	775,000

* Mr. Brickman has resigned from Kimberly-Clark effective April 1, 2014.

2014 Annual Cash Incentive Targets

In February 2014, the Committee also established objectives for 2014 annual cash incentives, which will be payable in 2015. The target payment amounts and range of possible payouts for 2014 were as follows:

	Target Payment Amount	Possible Payout
Thomas J. Falk	170% of base salary	0%–200% of target payment
amount
Mark A. Buthman	90% of base salary	0%–200% of target payment
Michael D. Hsu		amount

For 2014, the Committee increased the target payout for Messrs. Buthman and Hsu from 85 percent to 90 percent of target payment based on an analysis of peer group companies. Mr. Abernathy’s target payment amount remained at 85 percent of base salary, in light of his anticipated role as Chief Executive Officer of Kimberly-Clark’s health care business following its potential spin-off in 2014. Mr. Brickman will not be eligible for an annual incentive payment for 2014.

As discussed in “2013 Performance Goals, Performance Assessments and Payouts” above, the Committee sets the appropriate split among the different elements of performance that make up our performance goals. The following are the 2014 performance goals and relative weights for our named executive officers:

ANNUAL CASH INCENTIVE PROGRAM: 2014 PERFORMANCE GOALS AND WEIGHTS

54	2014 Proxy Statement

Compensation Discussion and Analysis Executive Compensation for 2014

The corporate key financial goals for 2014 are designed to encourage a continued focus on executing our long-term Global Business Plan objectives and include achieving net sales, adjusted EPS and adjusted OPROS goals.

The Committee also established other corporate financial and non-financial goals for 2014. These goals, intended to further align compensation with achieving our Global Business Plan, include:

▶	Focusing on gross profit growth, advertising spending growth, cost savings and operating profit growth

▶	Focusing on maket share improvement in key markets, and brand equity attribute improvement in key categories and markets

▶	Driving innovation

▶	Diversity and inclusion

In addition, goals have been established for each named executive officer, other than our Chief Executive Officer, relating to his business unit or specific staff function.

2014 Long-Term Equity Compensation Incentive Awards

In February 2014, the Committee approved long-term incentive compensation awards for the named executive officers, other than Messrs. Abernathy and Brickman, consisting of awards of performance-based restricted share units with a value equal to 75 percent of the target grant value for long-term equity incentive compensation, with the balance of the value to be granted in stock options. The performance objectives for the performance-based restricted share unit awards granted in 2014 are based on average annual net sales growth and average adjusted ROIC improvement for the period January 1, 2014 through December 31, 2016. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met.

PERFORMANCE-BASED RESTRICTED SHARE UNITS GRANTED IN 2014

	Target Amount	Maximum Amount of
Name	of Shares(#)	Shares(#)
Thomas J. Falk	61,369	122,738
Mark A. Buthman	15,001	30,002
Robert E. Abernathy	—	—
Christian A. Brickman	—	—
Michael D. Hsu	13,638	27,276

In February 2014, the Committee also approved the dollar amount of stock options to be granted to our named executive officers in April 2014, along with our annual stock option grants to other employees. The number of options they will receive will be based on the fair market value of our stock on the date of grant.

2014 Proxy Statement	55

Compensation Discussion and Analysis Additional Information About Our Compensation Practices

Name	Value of Stock Options to be Granted($)
Thomas J. Falk	2,250,000
Mark A. Buthman	550,000
Robert E. Abernathy	—
Christian A. Brickman	—
Michael D. Hsu	500,000

Additional Information About Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Adjustment of Financial Measures for Annual and Long-Term Equity Incentives

Financial measures for the annual and long-term equity incentive programs are developed based on expectations about our planned activities and reasonable assumptions about the performance of our key business drivers for the applicable period. From time to time, however, discrete items or events may arise that were not contemplated by these plans or assumptions. These could include accounting and tax law changes, tax credits from items not within the ordinary course of our business operations, restructuring and write-off charges, significant acquisitions or dispositions, and significant gains or losses from litigation settlements.

Under the Committee’s exception guidelines regarding our annual and long-term equity incentive program measures, the Committee has adjusted in the past, and may adjust in the future, the calculation of financial measures for these incentive programs to eliminate the effect of the types of items or events described above. In making these adjustments, the Committee’s policy is to seek to neutralize the impact of the unexpected or unplanned items or events, whether positive or negative, in order to provide consistent and equitable incentive payments that the Committee believes are reflective of our performance. In considering whether to make a particular adjustment under its guidelines, the Committee will review whether the item or event was one for which management was responsible and accountable, treatment of similar items in prior periods, the extent of the item’s or event’s impact on the financial measure, and the item’s or event’s characteristics relative to normal and customary business practices. Generally, the Committee will apply an adjustment to all compensation that is subject to that financial measure.

Pricing and Timing of Stock Option Grants and
Timing of Performance-Based Equity Grants

Our policies and the 2011 Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant. Stock option grants to our elected officers, including our executive officers, are generally made annually at a meeting of the Committee that is scheduled at least one year in advance, and the grants are effective on the date of this meeting. However, if the meeting occurs during the period beginning on the first day of the final month of a calendar quarter and ending on the date of our earnings release, the stock option grants will not be effective until the first business day following the earnings release. Our executives are not permitted to choose the grant date for their individual stock option grants.

56	2014 Proxy Statement

Compensation Discussion and Analysis Additional Information About Our Compensation Practices

The Chairman of the Board and Chief Executive Officer has been delegated the authority to approve equity grants, including stock options, to employees who are not elected officers of Kimberly-Clark. These grants include scheduled annual grants, which are subject to an annual limit set by the Committee, and recruiting and special employee recognition and retention grants, which may not exceed 200,000 shares in any calendar year. The Chairman of the Board and Chief Executive Officer is not permitted to make any grants to any of our elected officers, including our executive officers.

Annual stock option grants to non-elected officers are effective on the same date as the annual stock option grants to our elected officers. Recruiting, special recognition and retention stock-based awards are made on a pre-determined date following our quarterly earnings release. In May 2013, our Chief Executive Officer authorized an aggregate of 1.88 million options, performance-based restricted share units and time-vested restricted share units to employees who are not elected officers. In 2013, our Chief Executive Officer also authorized an aggregate of 20,056 shares underlying recruiting and retention grants, consisting of time-vested restricted share units.

Since 2009, the Committee has awarded performance-based restricted share units to executive officers at its February meeting, and it intends to continue this practice. We believe this practice is consistent with award practices at other large public companies. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

Policy on Incentive Compensation Clawback

As described in detail above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct Kimberly-Clark to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under the 2011 Plan, the Committee may require awards with performance goals under the 2011 Plan to be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to review and revise the incentive compensation clawback policy once the SEC issues final regulations on clawbacks under the Dodd-Frank legislation enacted in 2010.

Stock Ownership Guidelines

We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our elected officers, including our named executive officers.

TARGET STOCK OWNERSHIP AMOUNTS

Position	Ownership Level
Chief Executive Officer	Six times annual base salary
Other named executive officers	Three times annual base salary

2014 Proxy Statement	57

Compensation Discussion and Analysis Additional Information About Our Compensation Practices

Failure to attain these targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in the reduction of part or all of the executive’s annual cash incentive (with a corresponding grant of time-vested restricted share units or restricted stock in that amount), or a reduction in future long-term equity incentive awards, either of which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are counted as owned, but performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in 2013 for compliance with these guidelines. Based on our stock price as of the compliance date for this review, the stock ownership levels specified by the guidelines have been met or exceeded by each of our named executive officers, other than Mr. Hsu, who joined Kimberly-Clark in 2012 and has less than five years of service.

Other Polices Relating to Transactions in Kimberly-Clark Securities

We require all executive officers to pre-clear transactions involving our common stock (and other securities related to our common stock) with our Legal Department.

Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain clearance from our Legal Department prior to engaging in any hedging transaction to ensure compliance with applicable laws. Any shares an employee owns subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our named executive officers engaged in any hedging transactions in 2013.

Committee Exercise of Discretion to Reduce Annual Cash Incentive Payment

In establishing performance goals and target levels under the annual cash incentive program, the Committee is exercising its discretion to limit the amount of the incentive payments, consistent with our pay-for-performance objective. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to 0.3 percent of our earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this potential maximum award has never been paid to any of the executive officers.

Corporate Tax Deduction for Executive Compensation

The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. However, an exception exists for performance-based compensation that meets certain regulatory requirements. Several classes of our executive compensation, including option awards and portions of our long-term equity grants to executive officers, are designed to meet the requirements for deductibility. Other classes of our executive compensation, including portions of the long-term equity grants described above, may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In the Committee’s view, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

58	2014 Proxy Statement

Compensation Discussion and Analysis Management Development and Compensation Committee Report

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align elected officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013.

MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS

Abelardo E. Bru, Chairman Fabian T. Garcia Mae C. Jemison, M.D. Marc J. Shapiro

2014 Proxy Statement	59

Compensation Discussion and Analysis Analysis of Compensation-Related Risks

Analysis of Compensation- Related Risks

The Committee, with the assistance of its independent consultant and Kimberly-Clark’s compensation consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems.

Based on this assessment, the Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark.

Several factors contributed to the Committee’s conclusion, including:

▶	The Committee believes Kimberly-Clark maintains a values-driven, ethics-based culture supported by a strong tone at the top.

▶

The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with our Global Business Plan without encouraging executives or employees to take inappropriate risks.

▶

An analysis by Kimberly-Clark’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are compared to the median of our peer group.

▶

The Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

▶

Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at 200 percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Committee believes protects against disproportionately large incentives.

▶

The Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

▶

The Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

▶	Our stock ownership guidelines further align the interests of management and stockholders.

60	2014 Proxy Statement

Compensation Tables

Summary Compensation

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Additional information regarding the items reflected in each column appears below the table and on page 66.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
					Plan	Compen-	All Other
Name and			Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary($)	Awards($)	Awards($)	sation($)	Earnings($)(1)	sation($)	Total($)
Thomas J. Falk	2013	1,300,000	5,999,979	1,384,455	2,908,360	—	321,210	11,914,004
Chairman of the	2012	1,300,000	5,624,993	620,701	2,844,270	3,104,678	220,215	13,714,857
Board and Chief Executive Officer	2011	1,300,000	5,625,023	689,709	1,661,036	2,400,800	205,148	11,881,716
Mark A. Buthman	2013	781,250	1,350,046	311,504	873,097	—	116,719	3,432,616
Senior Vice	2012	765,000	1,349,990	148,970	813,845	631,565	101,426	3,810,796
President and Chief Financial Officer	2011	743,751	1,425,001	174,726	545,777	462,102	93,054	3,444,411
Robert E.	2013	780,000	1,424,997	328,807	850,533	—	120,106	3,504,443
Abernathy	2012	777,501	1,425,001	157,245	777,029	1,177,038	94,016	4,407,830
Executive Vice President	2011	765,001	1,350,021	165,530	382,550	926,738	90,696	3,680,536
Christian A.	2013	638,750	1,424,997	328,807	695,866	—	110,518	3,198,938
Brickman(2)	2012	562,500	1,149,974	82,761	531,556	—	64,603	2,391,394
Group President —
K-C International
Michael D. Hsu(2)	2013	657,500	1,237,481	285,542	692,031	—	66,395	2,938,949
Group President —
K-C North America

(1)	For 2013, the aggregate value of pension benefits for Messrs. Falk, Buthman and Abernathy decreased by $1,735,962, $378,044 and $519,759, respectively. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. Messrs. Brickman and Hsu are not participants in our pension plans.
(2)	Mr. Brickman became one of our three other most highly compensated executive officers in 2012; therefore, his 2011 compensation is not included in this table. Mr. Hsu became one of our three other most highly compensated executive officers in 2013; therefore, his 2012 compensation is not included in this table.

2014 Proxy Statement	61

Compensation Tables

Salary. The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards. The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2001 Equity Participation Plan (the “2001 Plan”), as amended by our stockholder-approved 2011 Equity Participation Plan (the “2011 Plan”) (the “Equity Plans”).

The restricted share unit awards either vest over time or are based on the achievement of performance-based standards.

The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Notes 9, 9 and 10 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2013, 2012 and 2011, respectively, for the assumptions we used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved and using the grant date stock price, is set forth below:

		Stock Awards at	Stock Awards at Highest Level
Name	Year	Grant Date Value($)	of Performance Conditions($)
Thomas J. Falk	2013	5,999,979	11,999,958
	2012	5,624,993	11,249,986
	2011	5,625,023	11,250,046
Mark A. Buthman	2013	1,350,046	2,700,092
	2012	1,349,990	2,699,980
	2011	1,425,001	2,850,002
Robert E. Abernathy	2013	1,424,997	2,849,994
	2012	1,425,001	2,850,002
	2011	1,350,021	2,700,042
Christian A. Brickman	2013	1,424,997	2,849,994
	2012	1,149,974	2,299,948
Michael D. Hsu	2013	1,237,481	2,474,962

Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to our named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”

62	2014 Proxy Statement

Compensation Tables

Messrs. Falk and Abernathy have compensation from before 2005 that they elected to defer pursuant to a Deferred Compensation Plan then in effect. Beginning in 2010, each of our named executive officers participates in the Supplemental 401(k) Plan, a non-qualified defined contribution plan, and prior to 2010, Messrs. Buthman and Brickman participated in its predecessor plan, the supplemental Retirement Contribution Program. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and each named executive officer’s earnings under these plans in 2013.

All Other Compensation. All other compensation consists of the following:

		Perquisites	Defined Contribution	Total
Name	Year	($)(1)	Plan Amounts($)(2)	($)(3)
Thomas J. Falk	2013	22,823	298,387	321,210
	2012	7,020	213,195	220,215
	2011	27,853	177,295	205,148
Mark A. Buthman	2013	1,872	114,847	116,719
	2012	7,050	94,376	101,426
	2011	9,614	83,440	93,054
Robert E. Abernathy	2013	8,000	112,106	120,106
	2012	10,492	83,524	94,016
	2011	2,100	88,596	90,696
Christian A. Brickman	2013	21,696	88,822	110,518
	2012	5,088	59,515	64,603
Michael D. Hsu	2013	10,522	55,873	66,395

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis — Benefits and Other Compensation — Other Compensation.” Perquisites for our named executive officers in 2013 included the following:

	Executive			Executive
	Financial	Personal Use		Health
	Counseling	of Corporate	Security	Screening	Relocation
Name	Program($)(a)	Aircraft($)	Services($)	Program($)	Expenses($)(b)	Total($)
Thomas J. Falk	—	12,315	10,508	—	—	22,823
Mark A. Buthman	1,872	—	—	—	—	1,872
Robert E. Abernathy	8,000	—	—	—	—	8,000
Christian A. Brickman	—	—	—	2,683	19,013	21,696
Michael D. Hsu	9,500	—	—	—	1,022	10,522

(a)	Our Chief Executive Officer does not receive personal financial counseling under this program.
(b)	For Mr. Brickman, includes reimbursement for moving expenses of $18,748 incurred in 2012 and reported in 2013.

2014 Proxy Statement	63

Compensation Tables

(2)	Defined Contribution Plan Amounts. Matching contributions were made under the 401(k) Profit Sharing Plan and accrued under the Supplemental 401(k) Plan in 2013, 2012 and 2011 for all named executive officers. A profit-sharing contribution was also made under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan in February 2014, 2013 and 2012 with respect to our performance in 2013, 2012 and 2011, respectively, for the named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution($)
Thomas J. Falk	2013	132,617
	2012	94,753
	2011	73,004
Mark A. Buthman	2013	51,043
	2012	41,945
	2011	34,358
Robert E. Abernathy	2013	49,825
	2012	37,122
	2011	36,481
Christian A. Brickman	2013	42,010
	2012	26,451
Michael D. Hsu	2013	24,832

See “Nonqualified Deferred Compensation” for a discussion of these plans. The profit sharing contribution varies depending on our performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column.
(3)	Certain Dividends. Our named executive officers also received cash dividend equivalents in 2011 and 2012 on certain of the restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Because we factored the value of the right to receive dividend equivalents into the grant date fair value of the restricted share unit awards, the cash dividend equivalents received by our named executive officers were not included in the Summary Compensation Table. Dividend equivalents are no longer paid on unvested performance-based and time-vested restricted share units granted to our named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest. See “Outstanding Equity Awards” for information on these reinvested dividend equivalents.

64	2014 Proxy Statement

Compensation Tables

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to our named executive officers during 2013 on a grant-by-grant basis.

GRANTS OF PLAN-BASED AWARDS IN 2013

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive
			Plan Awards(1)			Plan Awards(2)
									All Other
									Option		Grant
									Awards:		Date Fair
									Number of	Exercise or	Value of
									Securities	Base Price	Stock and
									Underlying	of Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Type	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/Sh)	($)(5)
Thomas J.	Annual cash		—	2,210,000	4,420,000
Falk	incentive award
	Performance-	2/20/2013				—	65,402	130,804			5,999,979
	based RSU
	Time-vested	5/1/2013							193,630	103.29	1,384,455
	stock option
Mark A.	Annual cash		—	667,250	1,334,500
Buthman	incentive award
	Performance-	2/20/2013				—	14,716	29,432			1,350,046
	based RSU
	Time-vested	5/1/2013							43,567	103.29	311,504
	stock option
Robert E.	Annual cash		—	663,000	1,326,000
Abernathy	incentive award
	Performance-	2/20/2013				—	15,533	31,066			1,424,997
	based RSU
	Time-vested	5/1/2013							45,987	103.29	328,807
	stock option
Christian A.	Annual cash		—	561,000	1,122,000
Brickman	incentive award
	Performance-	2/20/2013				—	15,533	31,066			1,424,997
	based RSU
	Time-vested	5/1/2013							45,987	103.29	328,807
	stock option
Michael D.	Annual cash		—	561,000	1,122,000
Hsu	incentive award
	Performance-	2/20/2013				—	13,489	26,978			1,237,481
	based RSU
	Time-vested	5/1/2013							39,936	103.29	285,542
	stock option

(1)	Represents the potential annual performance-based incentive cash payments each named executive officer could earn in 2013. These awards were granted under our Executive Officer Achievement Award Program, which is our annual cash incentive program for executive officers, which was approved by stockholders in 2002. Actual amounts earned in 2013 were based on the 2013 objectives established by the Management Development and Compensation Committee at its February 20, 2013 meeting. See “Compensation Discussion and Analysis — Executive Compensation for 2013 — Annual Cash Incentive Program.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2013 objectives were met. The actual amounts paid in 2014 based on the 2013 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Performance-based restricted share units granted under the 2011 Plan to our named executive officers on February 20, 2013. The number of performance-based restricted share units granted in 2013 that will ultimately vest on February 20, 2016 could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average adjusted ROIC performance objectives for those awards are met. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — 2013 Grants.”

2014 Proxy Statement	65

Compensation Tables

(3)	The grant date for each award is the same date that the Committee took action to grant the awards.
(4)	Time-vested stock options granted under the 2011 Plan to our named executive officers on May 1, 2013.
(5)	Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Notes 9, 9 and 10 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2013, 2012 and 2011, respectively, for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2013 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

Other than the executive severance plans described below, none of our named executive officers has an employment agreement with us. See “Potential Payments on Termination or Change of Control.”

Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2011 Plan, which was approved by stockholders in 2011. The 2011 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. In 2011 and 2013, the Committee did not award time-vested restricted share units to our named executive officers. In 2012, the Committee awarded time-vested restricted share units to Mr. Brickman for retention purposes and to Mr. Hsu in connection with his hire, which vest on the third anniversary of the date of grant. In 2013, each named executive officer received grants of stock options and performance-based restricted share units under the 2011 Plan.

For grants of stock options, the 2011 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2013 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning May 1, 2014; however, all of the options become exercisable for three years upon death or total and permanent disability, and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The officers may transfer the options to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2013 vest three years following the grant date in a range from zero to 200 percent of the target levels based on our average annual net sales growth and average adjusted ROIC performance during the three years. As of February 24, 2014, the performance-based restricted share units granted in 2013 and 2012 were on pace to vest at the following levels: 126 percent for the 2013 award and 114 percent for the 2012 award. The Committee has determined that the 2011 award vested at 97 percent.

Dividend equivalents on unvested performance-based restricted share units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest. Dividend equivalents on the time-vested restricted share units granted to Messrs. Brickman and Hsu in 2012 will be accumulated and paid in additional shares when the time-vested restricted share units vest.

66	2014 Proxy Statement

Compensation Tables

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2013. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2013(1)

		Option Awards(2)				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
		Number of	Number of			Number	Value of	Unearned	of Unearned
		Securities	Securities			of Shares	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying			or Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options(#)	Options(#)	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price($)(3)	Date	Vested(#)(4)	Vested($)(5)	Vested(#)(6)	Vested($)(5)
Thomas J. Falk
	5/1/2013	—	193,630	103.29	5/1/2023
	2/20/2013							134,109	14,009,026
	5/2/2012	—	133,690	78.54	5/2/2022
	2/27/2012							166,377	17,379,741
	4/26/2011	—	92,579	64.81	4/26/2021
	2/17/2011							95,213	9,945,950
Mark A. Buthman
	5/1/2013	—	43,567	103.29	5/1/2023
	2/20/2013							30,176	3,152,185
	5/2/2012	13,751	32,086	78.54	5/2/2022
	2/27/2012							39,930	4,171,088
	4/26/2011	—	23,454	64.81	4/26/2021
	2/17/2011							24,120	2,519,575
Robert E. Abernathy
	5/1/2013	—	45,987	103.29	5/1/2023
	2/20/2013							31,851	3,327,155
	5/2/2012	14,514	33,869	78.54	5/2/2022
	2/27/2012							42,149	4,402,885
	4/26/2011	16,664	22,219	64.81	4/26/2021
	2/17/2011							22,851	2,387,015
	4/28/2010	26,221	—	61.02	4/28/2020
Christian A. Brickman
	5/1/2013	—	45,987	103.29	5/1/2023
	2/20/2013							31,851	3,327,155
	5/2/2012	7,639	17,826	78.54	5/2/2022
	5/2/2012					5,359	559,801
	2/27/2012							22,183	2,317,236
	4/26/2011	—	9,876	64.81	4/26/2021
	2/17/2011							10,157	1,061,000
Michael D. Hsu
	5/1/2013	—	39,936	103.29	5/1/2023
	2/20/2013							27,660	2,889,364
	11/15/2012					6,167	644,205

(1)	The amounts shown reflect outstanding equity awards granted under the Equity Plans. Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Awards listed above granted on or after April 26, 2011 were granted under the 2011 Plan; all other awards were granted under the 2001 Plan.

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(2)	Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date; however, all of the options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The officers may transfer the options to family members or certain entities in which family members have interests.
(3)	The Equity Plans provide that the option price per share shall be no less than the closing price per share of our common stock at grant date.
(4)	The amounts shown represent awards of time-vested restricted share units. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” time-vested restricted share unit awards vest on the third anniversary of the grant date. Dividend equivalents on these time-vested restricted share units will be accumulated and paid in additional shares when the time-vested restricted share units vest. The units listed include the following amount of dividend equivalents on time-vested restricted share units granted to our named executive officers on the dates indicated:

Name	Grant Date	Dividend Equivalents
Christian A. Brickman	5/2/2012	266
Michael D. Hsu	11/15/2012	203

(5)	The values shown in this column are based on the closing price of our common stock on December 31, 2013 of $104.46 per share.
(6)	The amounts shown represent awards of performance-based restricted share units granted to our named executive officers in February 2011, 2012 and 2013. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” performance-based restricted share unit awards granted in 2011, 2012 and 2013 vest on February 17, 2014, February 27, 2015, and February 20, 2016, respectively, in a range from zero to 200 percent of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent the target level for the 2011 grant and the maximum level for the 2012 and 2013 grants. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” The units listed include the following amount of dividend equivalents on performance-based restricted share units granted to our named executive officers, based on the target level for the 2011 grant and the maximum level for the 2012 and 2013 grants:

Name	Year	Dividend Equivalents
Thomas J. Falk	2013	3,305
	2012	9,801
	2011	9,164
Mark A. Buthman	2013	744
	2012	2,352
	2011	2,321
Robert E. Abernathy	2013	785
	2012	2,483
	2011	2,199
Christian A. Brickman	2013	785
	2012	1,307
	2011	978
Michael D. Hsu	2013	682

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Compensation Tables

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and stock awards vested during 2013 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise(#)	Exercise($)(1)	on Vesting(#)	Vesting($)(2)
Thomas J. Falk	235,983	9,898,716	46,031	4,349,930
Mark A. Buthman	40,898	1,779,617	9,820	927,990
Robert E. Abernathy	—	—	20,441	1,931,660
Christian A. Brickman	16,875	716,057	9,127	857,229

(1)	The dollar amount reflects the total pre-tax value realized by our named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price). It is not the grant date fair value disclosed in other locations in this proxy statement. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (the exercise price).
(2)	The dollar amount reflects the total pre-tax value received by our named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date), including cash paid in lieu of fractional shares. It is not the grant date fair value disclosed in other locations in this proxy statement.

Pension Benefits

The following table sets forth information as of December 31, 2013 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2013 PENSION BENEFITS

		Number of Years	Present Value of
Name(1)	Plan Name	Credited Service(#)(3)	Accumulated Benefit($)
Thomas J. Falk(2)	Pension Plan	26.5	927,275
	Supplemental Pension Plans	26.5	15,463,903
Mark A. Buthman	Pension Plan	15.2	477,349
	Supplemental Pension Plans	15.2	2,457,387
Robert E. Abernathy(2)	Pension Plan	28.0	1,156,924
	Supplemental Pension Plans	28.0	6,207,017

(1)	Because Messrs. Brickman and Hsu joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in our defined benefit pension plans.
(2)	Messrs. Falk and Abernathy are currently eligible for early retirement under the plans and would be eligible to receive the early retirement benefit described in the table below.
(3)	Messrs. Falk and Abernathy have 30.5 and 32.0 years of actual service, respectively. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of our ceasing to accrue compensation and benefit service under the plans. Mr. Buthman has 31.6 years of actual service. In 1997, he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under our defined benefit pension plans, in accordance with the terms of those plans.

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Compensation Tables

Employees who joined Kimberly-Clark prior to January 1, 1997 are eligible to participate in our pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans. We stopped accruing compensation and benefit service for participants under our pension plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans.

	Pension Plan	Supplemental Pension Plans
Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service.	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code.
Eligible Participants	Salaried employees who joined Kimberly-Clark prior to January 1, 1997.	Salaried employees impacted by limitations imposed by the Internal Revenue Code on payments under the pension plan.
Payment Form	Normal benefit: † Single-life annuity payable monthly Other optional forms of benefit are available, including a joint and survivor benefit.	Accrued benefits prior to 2005: † Monthly payments or a lump sum after age 55 Accrued benefits for 2005 and after: † Lump sum six months after termination of employment
Retirement Eligibility	Full unreduced benefit:
† Normal retirement age of 65
† Age 62 with 10 years of service
† Age 60 with 30 years of service
† Disability retirement
Early retirement benefit:
† Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age the participant is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service.
Same
Benefits Payable	Service and earnings frozen as of December 31, 2009. Benefit depends on the participant’s years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in his or her last fifteen years of service for which earnings were the highest.	Same

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Continued from previous page

	Pension Plan	Supplemental Pension Plans
Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)	Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))	Same
Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included.	Same
Change of control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively.

The estimated actuarial present value of the retirement benefits accrued through December 31, 2013 appears in the 2013 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 10 to our audited consolidated financial statements included in our 2013 Annual Report on Form 10-K. The calculation of actuarial present value generally is consistent with the methodology and assumptions outlined in our audited consolidated financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values for the qualified plan are based on RP2000 mortality projected with generational improvements and for the supplemental plans were calculated using the 2014 417(e) mortality table. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 3.43%, consistent with the methodology used for purposes of our consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for United States pension plans of 4.93% as of December 31, 2013.

The actuarial increase in 2013 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to our named executive officers listed above under our pension plans during 2013.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis — Benefits and Other Compensation — Retirement Benefits.”

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Compensation Tables

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2013.

2013 NONQUALIFIED DEFERRED COMPENSATION

		Company	Aggregate	Aggregate Balance
		Contributions in	Earnings	at December 31,
Name	Plan	2013($)(1)	in 2013($)(2)	2013($)(3)
Thomas J. Falk	Supplemental	280,028	180,633	1,131,684
	401(k) Plan
	Deferred	—	259,986	2,263,748
	Compensation Plan
Mark A. Buthman	Supplemental	96,487	71,300	864,124
	401(k) Plan
	Deferred	—	—	—
	Compensation Plan
Robert E. Abernathy	Supplemental	93,746	55,680	395,797
	401(k) Plan
	Deferred	—	4,043	19,643
	Compensation Plan
Christian A. Brickman	Supplemental	65,902	24,655	279,742
	401(k) Plan
	Deferred	—	—	—
	Compensation Plan
Michael D. Hsu	Supplemental	37,512	1,029	38,541
	401(k) Plan
	Deferred	—	—	—
	Compensation Plan

(1)	Contributions consist solely of amounts accrued by Kimberly-Clark under the Supplemental 401(k) Plan, including the profit-sharing contribution in February 2014 with respect to our performance in 2013. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.
(2)	The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2013 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.
(3)	Balance for the Supplemental 401(k) Plan includes the profit-sharing contribution made in February 2014 with respect to our performance in 2013, as well as the following contributions by Kimberly-Clark under the Supplemental 401(k) Plan in 2012 and 2011 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years:

Name	Year	Accrued Amount($)
Thomas J. Falk	2012	195,194
	2011	160,635
Mark A. Buthman	2012	76,376
	2011	66,781
Robert E. Abernathy	2012	65,524
	2011	71,936
Christian A. Brickman	2012	41,515

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In addition to amounts shown in the table that reflect participation in the Supplemental 401(k) Plan, amounts shown for Messrs. Falk and Abernathy represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the 401(k) Profit Sharing Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change of control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

Overview of 401(k) Profit Sharing Plan and Supplemental 401(k) Plan

	401(k) Profit Sharing Plan	Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement, as well as to provide a discretionary profit sharing contribution in which contributions will be based on our profit performance.	To provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans.
Eligible participants	Most employees.	Salaried employees impacted by limitations imposed by the Internal Revenue Code on the 401(k) Profit Sharing Plan.
Is the plan qualified under the Internal Revenue Code?	Yes.	No.
Can employees make contributions?	Yes.	No.
Do we make contributions or match employee contributions?	We match 100% of employee contributions, to a yearly maximum of 4% of eligible compensation. In addition, we may make a discretionary profit sharing contribution of 0% to 6% of eligible compensation based on our profit performance.	We provide credit to the extent our contributions to the 401(k) Profit Sharing Plan are limited by the Internal Revenue Code.
When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service.	Same.
How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant.	Account balances are credited with earnings and losses as if these account balances were invested in certain designated investment options selected by the participant.
When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the 401(k) Profit Sharing Plan.	Distributions of the participant’s vested account balance are payable after termination of employment.

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Compensation Tables

While the Supplemental 401(k) Plan remains unfunded, in 1996 the Board amended a previously established trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined contribution plans.

Potential Payments on Termination or Change of Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

We maintain two severance plans that cover our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan. We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

▶	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

▶

The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock, time-vested restricted share units, and certain unvested incentive stock options,

▶	The number of performance-based restricted share units that are forfeited multiplied by the average performance-based restricted share unit payment for the prior three years,

▶	The value of any forfeited benefits under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

▶

The value of the employer match and assumed 3 percent profit sharing contribution the named executive officer would have received if he had remained employed an additional two years under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, and

▶	Two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Kimberly-Clark (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The current agreements with our named executive officers expire on December 31, 2014, unless extended by the Committee.

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Compensation Tables

These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Internal Revenue Code. Instead, payments and benefits payable to the named executive officer will be reduced to the extent doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

The Board has determined the eligibility criteria for participation in the plan. Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning Kimberly-Clark and Kimberly-Clark’s business so long as such information is not publicly disclosed.

Severance Pay Plan. Our Severance Pay Plan generally provides eligible employees (including our named executive officers) severance payments and benefits in the event of certain involuntary terminations. Under the Severance Pay Plan, a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive:

▶	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

▶	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

▶	Six months of COBRA premiums for medical coverage, and

▶	Six months of outplacement services and three months of participation in our employee assistance program.

If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.

2011 Plan. In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2011 Plan in connection with a change of control, all of the participant’s awards not subject to performance goals would become fully vested. Any awards subject to performance goals will vest at the average performance-based restricted share unit payout for awards for the three prior fiscal years. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2011 Plan result in excise tax due to the application of Section 280G of the Internal Revenue Code, the 2011 Plan provides that payments and benefits payable to the named executive officer will be reduced to the extent necessary so that no excise tax will be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of Kimberly-Clark

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Compensation Tables

(as defined in the 2011 Plan), unless the termination is by reason of death or disability or unless the termination is by Kimberly-Clark for cause or by the participant without good reason.

The 2011 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2011 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all options (other than incentive stock options) and stock appreciation rights will become exercisable, in a manner deemed fair and equitable by the Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and all restricted share units, performance awards and other stock-based awards will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units, performance awards and other stock-based awards at the time of the change of control.

In the event of a termination of employment of a participant in the 2011 Plan, other than a Qualified Termination of Employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any vested stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability
Retirement. In the event of retirement (separation from service on or after age 55), our named executive officers are entitled to receive:

▶	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

▶	Their account balance, if any, under the Deferred Compensation Plan,

▶	Their account balance under the Supplemental 401(k) Plan (if the participant has at least two years of vesting service),

▶	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

▶	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

▶	For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

▶	For participants with at least fifteen years of vesting service, continuing coverage under Kimberly-Clark’s group life insurance plan.

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Compensation Tables

Death. In the event of death while an active employee, the following benefits are payable:

▶	50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits”), payable under the terms of the plans to the participant’s spouse or minor children,

▶	Their account balance, if any, under the Deferred Compensation Plan,

▶	Their account balance under the Supplemental 401(k) Plan,

▶	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

▶	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

▶	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion, and

▶	For participants who were at least age 55, had at least fifteen years of vesting service and joined Kimberly-Clark before January 1, 2004, medical credits payable to their spouse or dependent based on number of years of vesting service (up to a maximum of $104,500 in credits),

▶	Payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all salaried employees in the U.S.) equal to two times the participant’s annual pay, up to $2 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Benefits provided by Kimberly-Clark and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, our named executive officers are entitled to receive:

▶	Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

▶	Their account balance, if any, under the Deferred Compensation Plan,

▶	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

▶	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

▶	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

▶	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

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Compensation Tables

▶	For participants of at least age 55 with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

▶	Continuing coverage under Kimberly-Clark’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

▶	Payment of benefits under Kimberly-Clark’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Kimberly-Clark- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table
The following table presents the approximate value of (i) the severance benefits for our named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2013; (ii) the severance benefits for our named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2013; (iii) the benefits that would have been payable on the death of our named executive officers on December 31, 2013; (iv) the benefits that would have been payable on the total and permanent disability of our named executive officers on December 31, 2013; and (v) the potential payments to each of Messrs. Falk and Abernathy if he had retired on December 31, 2013. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2013 of $104.46 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Because none of our named executive officers, other than Messrs. Falk and Abernathy, was eligible to retire as of December 31, 2013, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see “Summary Compensation,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

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Compensation Tables

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL TABLE
							Continued
			Equity with		Additional		Benefits
	Cash		Accelerated		Retirement		and Other
Name	Payment($)		Vesting($)		Benefits($)		Amounts($)		Total($)
Thomas J. Falk
Qualified Termination of Employment	9,383,418	(1)	37,640,563	(2)	453,254	(3)	31,680	(4)	47,508,915
Involuntary termination(5)	9,383,418		—		—		13,368	(6)	9,396,786
Death	4,908,360	(7)	31,268,295	(8)	—	(9)	104,500		36,281,155
Disability	2,908,360	(7)	31,268,295	(8)	4,386,791	(10)	104,500	(11)	38,667,946
Retirement	2,908,360	(1)	48,697,267		1,037,526		104,500	(12)	52,747,653
Mark A. Buthman
Qualified Termination of Employment	3,671,721	(1)	8,981,804	(2)	195,904	(3)	31,680	(4)	12,881,109
Involuntary termination(5)	3,671,721		—		—		13,368	(6)	3,685,089
Death	2,413,097	(7)	7,616,798	(8)	—	(9)	—		10,029,895
Disability	873,097	(7)	7,616,798	(8)	1,257,407	(10)	—	(11)	9,747,302
Robert E. Abernathy
Qualified Termination of Employment	3,542,174	(1)	9,128,632	(2)	188,415	(3)	31,680	(4)	12,890,901
Involuntary termination(5)	3,542,174		—		—		13,368	(6)	3,555,542
Death	2,410,533	(7)	7,681,938	(8)	—	(9)	104,500		10,196,971
Disability	850,533	(7)	7,681,938	(8)	—	(10)	104,500	(11)	8,636,971
Retirement	850,533	(1)	11,929,728		123,839		104,500	(12)	13,008,600
Christian A. Brickman
Qualified Termination of Employment	2,691,558	(1)	6,408,887	(2)	139,698	(3)	31,680	(4)	9,271,823
Involuntary termination(5)	2,691,558		—		—		13,368	(6)	2,704,926
Death	2,420,866	(7)	4,545,217	(8)	—		—		6,966,083
Disability	695,866	(7)	4,545,217	(8)	—		—	(11)	5,241,083
Michael D. Hsu
Qualified Termination of Employment	2,249,053	(1)	2,798,622	(2)	167,780	(3)	31,680	(4)	5,247,135
Involuntary termination(5)	2,249,053		—		—		13,368	(6)	2,262,421
Death	1,992,031	(7)	1,081,967	(8)	58,788		—		3,132,786
Disability	692,031	(7)	1,081,967	(8)	—		—	(11)	1,773,998

(1)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2013; actual amount that would be paid is determined by the Committee in its discretion.
(2)	Assumes vesting of unvested performance-based restricted share units at the target level of the performance-based restricted share units for the 2011 grant and at the maximum level for the 2012 and 2013 grants. See “Outstanding Equity Awards.” In addition, under the terms of the 2011 Plan, if the Committee were to determine that, pending a change of control, our common stock would cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2011 Plan to employees other than our named executive officers.
(3)	Includes the value of two additional years of employer contributions under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.
(4)	Includes an amount equal to 24 months of COBRA medical and dental coverage.
(5)	Benefits payable under the Severance Pay Plan. For Messrs. Falk and Abernathy, does not include accelerated equity vesting that occurred when they became retirement eligible at age 55. See the benefits payable for Messrs. Falk and Abernathy for retirement for the amount of this accelerated equity vesting.
(6)	Equals six months of COBRA medical coverage and outplacement services with an estimated value of $7,368 and $6,000, respectively.
(7)	For death, includes the payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2013; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under Kimberly-Clark’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Kimberly-Clark or government-provided income benefits received.
(8)	Assumes pro rata vesting of unvested performance-based restricted share units at the target level of the performance-based restricted share units for the 2011 grant and at the maximum level for the 2012 and 2013 grants. See “Outstanding Equity Awards.”

2014 Proxy Statement	79

Compensation Tables

(9)	For Messrs. Falk, Buthman and Abernathy, the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of their death is included in the amount.
(10)	Includes the excess, if any, of the estimated actuarial present value of the retirement benefits payable on disability for the named executive officer through December 31, 2013 (assuming the named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.
(11)	Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2013 of our named executive officers, other than Messrs. Buthman, Brickman and Hsu. Our named executive officers would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2013, which benefit does not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.
(12)	Includes the value of retiree medical credits assuming Messrs. Falk’s and Abernathy’s retirement on December 31, 2013. Messrs. Falk and Abernathy would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2013, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

80	2014 Proxy Statement

Proposal 4. Stockholder
Proposal Regarding Right to
Act by Written Consent

Ms. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, owning 50 shares of our common stock, has given notice that she or her designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Ms. Young’s proposal below:

Proposal 4 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm gave our company a D in executive pay—$33 million for Thomas Falk. Plus Mr. Falk had excessive perks and an accumulated pension with credit for 27-years. Mr. Falk could also receive long-term incentive pay for below-median performance.

The majority of our audit committee had long-tenure which was a big negative for their independence: John Bergstrom with 26-years tenure, Linda Johnson Rice with 18-years and Robert Decherd with 17-years. GMI said not one member of our audit committee had substantial industry knowledge. GMI said KMB had higher accounting and governance risk than 83% of companies and had a higher shareholder class action litigation risk than 65% of all rated companies. Overboard Director Nancy Karch received our highest negative votes and John Bergstrom was also overboarded.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent — Proposal 4

2014 Proxy Statement	81

Proposal 4. Stockholder Proposal Regarding Right to Act by Written Consent

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal.

This proposal would permit stockholders to take action by written consent rather than requiring the action to be discussed and voted on at a stockholders’ meeting. The Board believes that bypassing stockholder meetings limits the ability of stockholders to ask questions and discuss the action proposed.

The Board believes our current governance practices provide for Board accountability and effective engagement with stockholders. The Board has been responsive to stockholders’ concerns and seeks to understand, and where appropriate, implement industry best practices for corporate governance. Significant changes that we have made in recent years include:

▶	Terminating our shareholder rights plan
▶	Adopting a majority voting standard for the election of directors
▶	Declassifying the Board
▶	Eliminating supermajority voting provisions in the Certificate of Incorporation
▶	Providing stockholders with the right to call special meetings, as described in the Certificate of Incorporation and By-Laws

These actions reflect our commitment to responsible corporate governance and providing our stockholders with meaningful input in the governance of the Corporation.

Consistent with these principles, the Board believes that significant corporate matters should be discussed in stockholder meetings, which allows all stockholders to participate and permits multiple points of view to be raised prior to a vote. Because stockholder action by written consent does not require advance notice nor communication to all stockholders, it could deny some stockholders the chance to offer their views, deliberate the issues and then vote on a pending matter. Accordingly, we believe that the ability stockholders have to call special meetings under our existing By-laws provides a better opportunity to deal with matters of importance to Kimberly-Clark. Such special meetings include notice and disclosure for all shareholders, rather than enabling action by a limited group through the use of written consents.

Kimberly-Clark strongly believes in sound governance and values its relationship with all of its stockholders. To that end, we support and seek to implement policies and practices that take into account the interests of all stockholders. In light of the availability of more effective alternatives to address stockholder concerns, the Board believes that stockholder action by written consent is not in the best interests of Kimberly-Clark or its stockholders.

The Board of Directors unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

82	2014 Proxy Statement

Other Information

Security Ownership Information

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2013, by each director and nominee, by each named executive officer, and by all directors, nominees and executive officers as a group.

Name	Number of Shares (1)(2)(3)(4)		Percent of Class
Robert E. Abernathy	212,437	(5)	*
John R. Alm	19,799		*
John F. Bergstrom	37,523		*
Christian A. Brickman	68,930	(5)	*
Abelardo E. Bru	20,632		*
Mark A. Buthman	175,562	(5)	*
Robert W. Decherd	69,361	(6)	*
Thomas J. Falk	768,202	(5)(7)	*
Fabian T. Garcia	4,607		*
Michael D. Hsu	20,187	(5)	*
Mae C. Jemison, M.D.	26,523		*
James M. Jenness	18,386		*
Nancy J. Karch	8,812		*
Ian C. Read	16,204		*
Linda Johnson Rice	31,415	(8)	*
Marc J. Shapiro	53,356	(9)	*
All directors, nominees and executive officers as a group	1,953,983	(5)(10)	*
(22 persons)

*	Each director, nominee, named executive officer and the directors, nominees and executive officers as a group, owns less than one percent of the outstanding shares of our common stock.
(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.
(2)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.
(3)	Share amounts include unvested restricted share units granted to the following named executive officers under the Equity Plans as indicated below. The 2001 Plan was amended and restated on April 21, 2011, as the 2011 Plan. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Compensation Tables — Outstanding Equity Awards” for additional information regarding these grants.

2014 Proxy Statement	83

Other Information

Name	Time-Vested Restricted Share Units(#)	Performance-Based Restricted Share Units(#)
Robert E. Abernathy	—	59,850
Christian A. Brickman	5,358	37,173
Mark A. Buthman	—	59,173
Thomas J. Falk	—	245,456
Michael D. Hsu	6,167	13,937

(4)	For each director who is not an officer or employee of Kimberly-Clark, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (3) to the 2013 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2013.
(5)	Includes shares of common stock held by the trustee of the 401(k) Profit Sharing Plan for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2013 by:

Number of Shares That Could Be Acquired
Name	Within 60 Days of December 31, 2013
Robert E. Abernathy	57,399
Christian A. Brickman	7,639
Mark A. Buthman	13,751
All directors, nominees and executive officers	226,890
as a group (22 persons)

(6)	Voting and investment power with respect to 39,944 of the shares is shared with Mr. Decherd’s spouse.
(7)	Includes 99,411 shares held by TKM, Ltd. and 410,375 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership, which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner and (ii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, and (ii) a trust controlled by Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.
(8)	Includes 300 shares held by a trust for the benefit of Ms. Johnson Rice’s daughter and for which Ms. Johnson Rice serves as a co-trustee and shares voting and investment power.
(9)	Includes 8,000 shares held by a trust for the benefit of Mr. Shapiro’s children and for which Mr. Shapiro serves as a co-trustee and shares voting and investment power.
(10)	Voting and investment power with respect to 577,897 of the shares is shared.

Our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of our common stock or share units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2013, the stock ownership levels specified by these guidelines had been met or exceeded by each of the Outside Directors.

84	2014 Proxy Statement

Other Information Transactions With Related Persons

The following table sets forth the information, as of December 31, 2013, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

Name and Address of	Number of Shares of Common	Percentage of Common
Beneficial Owner	Stock Beneficially Owned	Stock Outstanding
BlackRock, Inc.(1)	26,611,531	7.0%
40 East 52nd Street
New York, NY 10022
Capital World Investors(2)	25,860,100	6.7%
333 South Hope Street
Los Angeles, CA 90071
State Street Corporation(3)	19,174,415	5.0%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
The Vanguard Group(4)	19,201,425	5.0%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	The address, number and percentage of shares of our common stock beneficially owned by BlackRock, Inc. are based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2014. According to the filing, BlackRock, Inc. had sole voting power with respect to 22,360,615 shares, sole dispositive power with respect to 26,611,531 shares, and did not have shared voting or dispositive power as to any shares.
(2)	The address, number and percentage of shares of our common stock beneficially owned by Capital World Investors are based on the Schedule 13G filed by Capital World Investors with the SEC on February 13, 2014. According to the filing, Capital World Investors had sole voting power with respect to 25,860,100 shares, sole dispositive power with respect to 25,860,100 shares, and did not have shared voting or dispositive power as to any shares.
(3)	The address, number and percentage of shares of our common stock beneficially owned by State Street Corporation are based on the Schedule 13G filed by State Street Corporation with the SEC on February 3, 2014. According to the filing, State Street Corporation had shared voting and dispositive power with respect to 19,174,415 shares and did not have sole voting or dispositive power as to any shares.
(4)	The address, number and percentage of shares of our common stock beneficially owned by The Vanguard Group are based on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014. According to the filing, The Vanguard Group had sole voting power with respect to 620,715 shares, sole dispositive power with respect to 18,615,281 shares, shared dispositive power with respect to 586,144 shares and did not have shared voting power as to any shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. Other than the exceptions noted below, we believe that our executive officers and directors timely complied with their filing requirements for 2013. On October 4, 2013, a Form 4 was filed for Nancy S. Loewe, our Senior Vice President and Chief Strategy Officer, that included information on dividends reinvested on January 3, 2013, April 2, 2013 and July 2, 2013, with respect to restricted share units granted in 2011.

Transactions With Related Persons

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions. The Board has adopted procedures for reviewing any transactions between the company and certain “related persons” that involve amounts above certain thresholds. The SEC requires that our proxy statement disclose these “related person transactions.” A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

2014 Proxy Statement	85

Other Information Stockholders Sharing the Same Household

The Board’s procedures provide that:

▶	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

▶	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer that is also a Board member.

▶	Either Committee may, in its sole discretion, refer its consideration of related person transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or an immediate family member) has or will have in a transaction with Kimberly-Clark. Based on a review of the transaction, a determination will be made as to whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is consistent with Kimberly-Clark’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

▶	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party;

▶	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of the conflict is feasible;

▶	The impact of the transaction on a director’s independence; and

▶	Whether steps have been taken to ensure fairness to Kimberly-Clark.

2013 Related Person Transactions. We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity that is majority-owned by Mr. Bergstrom. During 2013, Bergstrom Corporation paid us $445,000 for its share of the costs associated with these services. We believe this arrangement is fair and reasonable, advantageous to Kimberly-Clark, and consistent with national benchmarking. Based on an analysis of the arrangement, we also believe its terms to be comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.

Stockholders Sharing the Same Household

Stockholders who have the same address and last name as of the record date and have not previously requested electronic delivery of proxy materials may receive their voting materials in one of two ways. They may receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. Or they may receive one envelope containing a Notice of Internet Availability of Proxy Materials for each stockholder. This “householding” procedure helps us reduce printing and postage costs associated with providing our proxy materials and is consistent with our sustainability efforts.

If you reside in the same household with another stockholder with the same last name and would like us to mail proxy-related materials to you separately in the future or are receiving multiple copies of materials and wish to receive only one set of proxy-related materials, please contact Stockholder Services by mail at P.O. Box 619100, Dallas, Texas 75261-9100, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Beneficial stockholders can request information about householding from their banks, brokers or other such holders of record.

86	2014 Proxy Statement

Other Information Annual Meeting Advance Notice Requirements

2015 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2015 should be addressed to the Corporate Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 13, 2014. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Stockholder Nominations for Board of Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. Under our Certificate of Incorporation and By-Laws, a stockholder who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary. We must receive this notice at least 75 days, but not more than 100 days, before the Annual Meeting of stockholders (unless we give less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Our Certificate of Incorporation and By-Laws specify information that the notice must contain about both the nominee and the nominating stockholder, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described in this proxy statement. The notice must also contain information about certain stock holdings of the nominee and the nominating stockholder, including derivative holdings, dividend rights that are separated from or separable from the underlying shares, and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). It must also contain information about certain related person transactions, contact and related information regarding the nominee, understandings regarding the nomination of the nominee and the nominee’s consent to be nominated. We may require that the proposed nominee furnish other information as needed to determine that person’s eligibility to serve as a director. A nomination that does not comply with the requirements set forth in our Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Proposal 1. Election of Directors — Process and Criteria for Nominating Directors.”

Annual Meeting Advance Notice Requirements

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to be properly brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Other Information — Stockholder Nominations for Board of Directors”), written notice of the stockholder proposal must be received by the Corporate Secretary of Kimberly-Clark not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Under our By-Laws, the stockholder’s notice to the Corporate Secretary must contain certain information regarding the stockholder and affiliates, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares and certain performance-related fees. Stockholders must also provide information regarding whether the stockholder or affiliates intend to deliver a proxy statement or form of proxy regarding the proposal, as well as information regarding the proposal and information relating to the stockholder or affiliates required to be disclosed in the proxy statement. Additional information concerning the advance notice requirements and a copy of our By-Laws may be obtained from the Corporate Secretary of Kimberly-Clark at the address provided below.

2014 Proxy Statement	87

Other Matters
to Be Presented at the
Annual Meeting

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Kimberly-Clark Corporation	By Order of the Board of Directors.
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200
March 10, 2014
John W. Wesley
Vice President — Deputy General Counsel and
Corporate Secretary

88	2014 Proxy Statement

Kimberly-Clark Corporation
Invitation to Stockholders
Notice of 2014 Annual Meeting
Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2014.

Vote by Internet Go to www.envisionreports.com/kmb Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Stockholder Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (terms to expire at 2015 Annual Stockholder Meeting).

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - John R. Alm	☐	☐	☐	02 - John F. Bergstrom	☐	☐	☐	03 - Abelardo E. Bru	☐	☐	☐

	04 - Robert W. Decherd	☐	☐	☐	05 - Thomas J. Falk	☐	☐	☐	06 - Fabian T. Garcia	☐	☐	☐

	07 - Mae C. Jemison, M.D.	☐	☐	☐	08 - James M. Jenness	☐	☐	☐	09 - Nancy J. Karch	☐	☐	☐

	10 - Ian C. Read	☐	☐	☐	11 - Linda Johnson Rice	☐	☐	☐	12 - Marc J. Shapiro	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Auditors	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

C	Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain

4.	Stockholder Proposal Regarding The Right to Act By Written Consent	☐	☐	☐

D	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE SEE REVERSE FOR ADDRESS CHANGES AND ATTENDANCE PREFERENCE.

Proxy — Kimberly-Clark Corporation

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2014: The Notice of the Annual Meeting, the Proxy Statement and the 2013 Annual Report, including Form 10-K, are available at http://www.kimberly-clark.com/investors.aspx.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy/Voting Instructions for the Annual Stockholder Meeting — May 1, 2014	+

Solicited on Behalf of the Board of Directors

Thomas J. Falk, Thomas J. Mielke and John W. Wesley, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Stockholder Meeting of Kimberly-Clark Corporation, to be held at the Kimberly-Clark World Headquarters, 351 Phelps Drive, Irving, Texas on May 1, 2014 at 9:00 a.m. Central Time and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND AGAINST PROPOSAL 4. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL PROPOSALS YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES, SIGN AND DATE ON THE REVERSE SIDE.

This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the Annual Stockholder Meeting, please so indicate in the space provided below.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

E	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

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